SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☒	Definitive Proxy Material
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

Level 8 Systems, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: _______________________
2)	Form, Schedule or Registration Statement No.: _______________________
3)	Filing Party: ____________________________________________
4)	Date Filed: ___________________________________________

LEVEL 8 SYSTEMS, INC.

NOTICE OF SPECIAL STOCKHOLDERS’ MEETING TO BE HELD
November 16, 2006 at 11:00 a.m.

Dear Stockholder of Level 8 Systems, Inc.:

You are cordially invited to attend a Special Stockholders’ Meeting, which will be held at 11:00 a.m. on November 16, 2006 at the Courtyard by Marriott Raleigh Cary, 102 Edinburgh Drive South, Cary, North Carolina 27518.

We are holding the special meeting to vote on the following proposals:

1.	To amend the Amended and Restated Certificate of Incorporation of the Company (“Certificate of Incorporation”) to change its name to Cicero Inc.;
2.	To take all steps necessary to effect a reverse split of the Common Stock of the Company at a ratio within a range of 20:1 to 100:1 as determined by the Board of Directors of the Company;
3.	To amend the Certificate of Incorporation to increase the authorized shares of Common Stock of the Company from eighty-five million (85,000,000) to two hundred fifteen million (215,000,000); and
4.
To amend the conversion prices of all of the outstanding shares of Series A-3, B-3, C and D preferred stock of the Company, eliminate the authorization and designations of those series of preferred stock and convert them into a new Series A-1 preferred stock.

The proxy statement fully describes these proposals. Implementation of any of Proposals 2, 3 or 4 is conditioned on approval of all of Proposals 2, 3 and 4.

Only stockholders of record at the close of business on October 1, 2006 will be entitled to vote at the special meeting and any postponements or adjournments of the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

John Broderick
Chief Executive Officer

Dated: October 17, 2006

LEVEL 8 SYSTEMS, INC.

To the Stockholders of Level 8 Systems, Inc.:

On behalf of the Board of Directors of Level 8 Systems, Inc. (the  “Company”), I am writing to you to solicit your vote by means of a proxy to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the following four actions (collectively referred to as the “Recapitalization”), all of which shall occur substantially simultaneously: Each of these actions is listed below and each is being presented for stockholder approval. Implementation of any of items 2, 3 or 4 is conditioned on approval of all items 2, 3 and 4. All of items 2, 3 and 4 must be approved or the Recapitalization will not occur.

1.    To change the name of the Company to Cicero Inc.;

2.    To take all steps necessary to effect a consolidation (a/k/a a reverse split) of the common stock of the Company at a ratio within a range of 20:1 to 100:1 (the “Reverse Stock Split Ratio”) as determined by the Board of Directors of the Company;

3.    To increase the number of authorized shares of common stock of the Company from eighty-five million (85,000,000) to two hundred fifteen million (215,000,000) shares; and

4.    To amend the conversion prices at which all of the outstanding shares of Series A-3, B-3, C and D preferred stock of the Company convert into shares of common stock of the Company and then convert such outstanding shares into a single series of Series A-1 preferred stock of the Company with each share converting into such number of shares of Series A-1 preferred stock as set forth in the second table below (and to eliminate the authorization and designations of such Series A-3, B-3, C and D preferred stock):

Series of Preferred Stock	Current Conversion Price	Amended Conversion Price

Series A-3	$8.33	$3.50

Series B-3	$12.53	$4.00

Series C	$0.38	$0.25

Series D	$0.32	$0.20

Existing Series Preferred Stock	Number of Shares of Series A-1 Preferred Stock
Series A-3	0.0142857
Series B-3	0.125
Series C	0.20
Series D	0.25

If the Recapitalization is approved, the current common stockholders of the Company would suffer substantial dilution. On a fully diluted basis, the current common stockholders, who own 54.6% of the Company, will own only 1.7% of the Company upon completion of the Recapitalization. This dilution will occur in large part due to the following:

•	the automatic conversion of convertible bridge notes into shares of common stock,

•
the conversion of convertible promissory notes into shares of Series A-1 preferred stock (subject to the election of the convertible promissory noteholders, of which the holders of 95% have agreed to convert),

•
the automatic exercise of existing warrants of the Company and the issuance by the Company and automatic exercise of additional warrants to investors who have recently lent funds to the Company, evidenced by senior reorganization notes, and

•	to a lesser extent, the reduction to be effected pursuant to the Recapitalization to the conversion rates of the convertible promissory notes and existing preferred stock of the Company.

The substantial dilution would result in a change of control of the Company to the extent that the current common stockholders of the Company will no longer own more than fifty percent of the voting stock of the Company. The substantial dilution of the current common stockholders would be accompanied by a substantial increase in the holdings of the security holders who hold warrants, convertible bridge notes or both and who consist largely of the preferred stockholders who received warrants in connection with their shares of preferred stock and private placement participants, as well as the convertible promissory noteholders of the Company, to the extent they elect to convert their notes into preferred stock. Following the Recapitalization, current preferred stockholders would hold 0.6% of the Company, compared with 9.7% prior to the Recapitalization. As a result, the economic consequences to stockholders will be significant. For a more detailed description of the transactions which constitute the Recapitalization, please see the “THE RECAPITALIZATION.”

Immediately following the Recapitalization, the Company’s capital stock would consist only of common stock and Series A-1 preferred stock, and other investor debt would be canceled, assuming all of the Company’s convertible promissory noteholders elect to convert. Management believes that the Recapitalization will have a positive impact on the future operations of Level 8 and its ability to raise additional capital needed to continue operations.

The Board of Directors has fixed the close of business on October 1, 2006 as the record date for the determination of shareholders entitled to vote on the Recapitalization. You are urged to vote, sign, date, and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. The various elements of the Recapitalization are being presented for vote as a linked set of proposals. All of items 2, 3 and 4 must be approved for the Recapitalization to be effected and the implementation of any of these items is conditioned on approval of all of these other items. Please note that the failure to sign and return a Proxy will have the same effect as a vote against the Recapitalization. Please sign and return your Proxy today. In any case, your Proxy must be received by the special meeting date of November 16, 2006. If you have any questions, please feel free to call John Broderick at (919) 380-5000.

 The Board has approved the Recapitalization and recommended the approval of the Recapitalization to the stockholders.

BY ORDER OF THE BOARD OF DIRECTORS

John Broderick
Chief Executive Officer

Dated: October 17, 2006

Level 8 Systems, Inc.
8000 Regency Pkwy, Suite 542
Cary, North Carolina 27518

PROXY STATEMENT

SOLICITATION OF PROXY

This Proxy Statement is being furnished to the stockholders of Level 8 Systems, Inc. ("Level 8" or the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of votes from holders of outstanding shares of the Company's Common Stock, $0.001 par value (the "Common Stock"), and the Company’s Series A-3, B-3, C and D preferred stock (the “preferred stock”), with respect to the Recapitalization described in the form of Proxy of Stockholders (the "Proxy") delivered herewith.

This Proxy Statement and the accompanying form of Proxy are first being mailed to stockholders of the Company on or about October 23, 2006.

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to stockholders this Proxy Statement and accompanying materials. In addition to the solicitation of Proxies by mail, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit Proxies personally or by telephone, facsimile transmission, e-mail or web posting. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Common Stock for the forwarding of solicitation materials to such beneficial owners, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

THE BOARD OF DIRECTORS ASKS THAT YOU SIGN, DATE AND MAIL YOUR PROXY WITHOUT DELAY.

QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the Recapitalization and related matters. You should carefully read this entire Proxy Statement, including each of the annexes.

Q:	Why are we proposing the Recapitalization?

A:
Our board of directors believes that the Recapitalization would greatly simplify our capital and governance structures which would benefit all of our stockholders. The board believes that the simplified capital structure should make the Company more understandable and hence more attractive to potential investors and highly skilled employees. The simplified capital structure of the Company following the Recapitalization should also improve the Company’s ability to access the capital markets to pursue possible future equity and debt financings and acquisitions, and would provide a more transparent capital structure in which to value the Company. Finally, we believe that the Recapitalization will be helpful in retaining our attractiveness to our preferred stockholders and convertible promissory noteholders. See “THE RECAPITALIZATION—Reasons for the Recapitalization.”

Q:	Does Level 8’s board of directors recommend that I vote for the Recapitalization resolutions?

A:
Our board of directors recommends that you vote for each of the four Recapitalization resolutions. You should read “THE RECAPITALIZATION—Reasons for the Recapitalization” for a discussion of the factors that our board of directors considered in deciding to recommend you vote FOR the Recapitalization proposals.

Q:	How would the Recapitalization be effected?

A:
The Recapitalization would be effected by filing (i) a Certificate of Designations, Preferences and Rights of the Series A-1 Convertible Preferred Stock of the Company, (ii) a Certificate of Amendment to each of the Series of preferred stock to amend the conversion price of each series of preferred and to provide for their conversion into the Series A-1 preferred stock and (iii) the filing of the Amended and Restated Certificate of Incorporation of the Company. Please see Annex A for the proposed Certificate of Designations, Preferences and Rights of the Series A-1 Convertible Preferred Stock, Annex B for the proposed Certificate of Amendment to each series of preferred stock and Annex C for the Amended and Restated Certificate of Incorporation.

Q:	What would happen to the shares of Common Stock in the Recapitalization?

A:
Each share of Common Stock outstanding at the effective time of the Recapitalization would automatically be converted into such shares of Common Stock equal to one divided by the Reverse Stock Split Ratio, entitled to one vote per share.

Q:	How and to what extent will my shares of common stock be diluted if the Recapitalization is approved?

A:
Holdings of our common stock will suffer substantial dilution if the Recapitalization is approved. On a fully diluted basis, the current common stockholders, who own 54.6% of the Company, will own only 1.7% of the Company upon completion of the Recapitalization. This dilution will occur in large part due to the following:

•	the automatic conversion of convertible bridge notes into shares of common stock;

•
the conversion of convertible promissory notes into shares of Series A-1 preferred stock (subject to the election of the convertible promissory noteholders, of which the holders of 95% have agreed to convert);

•	the automatic exercise of existing warrants of the Company and the issuance by the Company and automatic exercise of additional warrants to investors who have recently lent funds to the Company, evidenced by senior reorganization notes; and

•	to a lesser extent, the reduction to be effected pursuant to the Recapitalization to the conversion rates of the convertible promissory notes and existing preferred stock of the Company

This substantial dilution would result in a change of control of the Company to the extent that the current common stockholders of the Company will no longer own more than fifty percent of the voting stock of the Company.

Q:	What interests in the Recapitalization are held by some directors and officers that may conflict with the interests of stockholders?

A:
Some of our executives, officers and directors own, or have options or warrants to acquire, shares of our capital stock and some of our directors are holders, or are affiliated with holders, of our preferred stock or debt. In addition, some of these executives, officers and directors hold Senior Reorganization Notes, Convertible Bridge Notes and warrants which upon approval of the Recapitalization will result in each holding additional shares of common stock of the Company. In particular, Anthony Pizi, our Chief Information Officer, who holds Convertible Bridge Notes, Senior Reorganization Notes and warrants which are automatically exercised upon approval of the Recapitalization, currently owns 4.6% of the common stock of the Company. Upon approval of the Recapitalization, he will own 4.9% of the common stock of the Company. Mark Landis, Chairman of the Board of the Company, and his spouse, Carolyn Landis, who are parents-in-law to Mr. Pizi, hold Convertible Bridge Notes, Senior Reorganization Notes and warrants which are automatically exercised upon approval of the Recapitalization. Mark and Carolyn Landis currently own 10.9% of the outstanding shares of common stock of the Company. Upon approval of the Recapitalization, they will own 17.5% of shares of common stock of the Company. For more information about the interests held by our executives, officers and directors and the impact on their holdings upon approval of the Recapitalization, please see “INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON.”

Q:	What would happen to the shares of various series of preferred stock in the Recapitalization?

A:	If the Recapitalization is completed, each share of preferred stock of the Company would be converted into the following number of shares of Series A-1 preferred stock of the Company:

Existing Series Preferred Stock	Number of Shares of Series A-1 Preferred Stock
Series A-3	0.0142857
Series B-3	0.125
Series C	0.20
Series D	0.25

No fractional shares of Common Stock would be issued to any holder. Holders would receive cash in lieu of fractional shares.

Q:	What would happen to the convertible promissory notes in the Recapitalization?

A:
If the Recapitalization is completed, the outstanding convertible promissory notes may, at the option of the holder thereof, be converted into shares of Series A-1 preferred stock of the Company at prices ranging from $0.002 to $0.026. Approximately 95% of the outstanding convertible promissory notes have documented their consent to convert their notes into equity at these price ranges.

Q:	What would happen to the senior reorganization notes in the Recapitalization?

A:	Upon effectiveness of the Recapitalization, (i) holders of senior reorganization notes would receive and have automatically exercised additional warrants exercisable into shares of Common Stock, by applying the accrued interest on their senior reorganization notes and by cashless exercise to the extent of the balance of the exercise price, (ii) holders of existing warrants who advanced the exercise price of their warrants to Level 8 would have their existing warrants automatically exercised and (iii) those senior reorganization noteholders who loaned Level 8 the first $1,000,000 in respect of the exercise price of their warrants would receive early adopter warrants of Level 8 at a ratio of 2:1 for shares issuable upon exercise of each existing warrant exercised at the special exercise price of $0.10 per share.

Q:	What would happen to the convertible bridge notes in the Recapitalization?

A:
Upon effectiveness of the Recapitalization, holders of convertible bridge notes would have their notes automatically converted into shares of Common Stock of the Company at conversion prices ranging from $0.00125 to $0.00133 as part of the Recapitalization.

Q:	If the Recapitalization is completed, would our shares continue to be publicly traded?

A:
Yes. If the Recapitalization is completed, the shares of Common Stock would continue to trade on the Over-the-Counter Bulletin Board. We intend to make application to change the symbol under which our shares trade to the symbol “CCRO”.

Q:	If the Recapitalization is completed, would I still have the same voting rights as I do now?

A:
As a result of the Recapitalization, holders of Common Stock will have the same voting rights. Each share of Common Stock will continue to be entitled to one vote. Holders of Series A-1 preferred stock will be entitled to a number of votes equal to the number of shares of Common Stock into which the preferred stock is convertible. Holders of Series A-1 preferred stock will not be entitled to the same voting rights on some matters as holders of Series A-3, B-3, C or D preferred stock of the Company. For an explanation of these differences, please see “THE RECAPITALIZATION—Comparison of Preferred Stockholder Rights Before and After the Recapitalization.” Further, as a result of the Recapitalization, the current common stockholders of Level 8 would suffer substantial dilution. On a fully diluted basis, the current common stockholders, who own 54.6% of Level 8, will own only 1.7% of the Company upon completion of the Recapitalization. The substantial dilution would result in a change of control to the extent that the current common stockholders of Level 8 will no longer own more than fifty percent of the Common Stock of the Company after the Recapitalization.

Q:	What protections for the minority stockholders of the Company would be in place if the Recapitalization is completed?

A:	Other than those provided by law, the minority stockholders of the Company would receive no minority protections if the Recapitalization is completed.

Q:	What are the federal income tax consequences to me of the Recapitalization?

A:
If the Recapitalization is approved, you as the holder of shares of the common stock or as the holder of shares of preferred stock (or both) would not recognize any gain or loss for U.S. federal income tax purposes as the result of the Recapitalization, except for any gain or loss that may result from your receipt of cash instead of a fractional share of common stock. Your tax basis in the shares of Common Stock after the Recapitalization would equal the basis of the common shares that you owned immediately prior the Recapitalization. Your tax basis in the shares of Series A-1 preferred stock received in the Recapitalization would equal the basis of the preferred shares that you owned immediately prior to the Recapitalization. The holding period for each share of common stock or Series A-1 preferred stock that you own immediately following the Recapitalization would include your holding period for the common or preferred shares prior to the Recapitalization, provided that the Level 8 share exchanged was held as a capital asset.

If you receive cash instead of a fractional share of common stock, you will be considered as having received the fractional share pursuant to the Recapitalization and then having exchanged the fractional share for cash in redemption. As a result, you will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share as set forth above. Provided such fractional share was held as a capital asset, the gain or loss will be capital gain or loss and will be long term capital gain or loss if, as of the effective date of the recapitalization, your holding period for such fractional share is greater than one year. The deductibility of capital losses is subject to limitations.

If you are a non-corporate U.S. holder of common stock, you may be subject to information reporting and backup withholding at a 28% rate on any cash payments received in lieu of a fractional share. You will not be subject to backup withholding, however, if you (a) furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal to be delivered to the holders following the completion of the Recapitalization; or (b) are otherwise exempt from backup withholding.

Tax matters are complicated, and the tax consequences of the Recapitalization to you will depend on your particular tax situation. You should consult your tax advisor on the tax consequences of the Recapitalization to you. You should also read “THE RECAPITALIZATION—Federal Income Tax Consequences of the Recapitalization.”

Q:	When do we expect to complete the Recapitalization?

A:
If the Recapitalization is approved by Level 8’s stockholders, and assuming the satisfaction of the other conditions to the Recapitalization, it is anticipated that the Recapitalization will become effective as soon as practicable.

Q:	Who is entitled to vote for the Recapitalization?

A:	Only holders of record of Common Stock and preferred stock of Level 8 at the close of business October 1, 2006 may vote on the Recapitalization.

Q:	What stockholder vote is required to approve the Recapitalization?

A:
The Recapitalization will require the approval of (i) the holders of a majority of voting power of the issued and outstanding shares of Level 8 Common Stock, Series A-3, B-3, C and D preferred stock (each voting on an as-converted basis) entitled to vote thereon, voting together as a single class, (ii) the holders of at least two-thirds of the issued and outstanding shares of Series D preferred stock entitled to vote thereon, voting as a single class with respect to the conversion into shares of Series A-1 preferred stock at the reduced conversion rates and the entire Recapitalization, and (iii) holders of at least 85% of the issued and outstanding shares of Series A-3, B-3 and C preferred stock entitled to vote thereon, each voting as a single class with respect to the conversion into shares of Series A-1 preferred shares at reduced conversion rates and together as a single class with respect to the entire Recapitalization.

Q:	Are there any conditions that are required to be satisfied in order to consummate the Recapitalization?

A:
Yes. In addition to the receipt of the requisite votes, the Recapitalization is conditioned upon the approval of amendments to the convertible promissory notes, the senior reorganization notes, and the convertible bridge notes. We will likely solicit their approval by means of a consent obtained through our personal contact between now and the date of the special meeting in order to effect the Recapitalization as soon as possible thereafter if all approvals are obtained. Our failure to obtain a necessary approval will prevent the consummation of the Recapitalization.

Q:	What is the status of the Registration Statement filed by Cicero Inc.?

A:
During the pendency of the filing of the Registration Statement, Level 8 continued to experience working capital needs in excess of cash generated from operations. To continue to meet its obligations, the Company raised funds through the sale of its convertible bridge notes. Because of the difficulty of raising funds while having a registration statement on file, even though not effective, on April 24, 2006, the Board of Directors approved the withdrawal of the registration statement and the registration statement was subsequently withdrawn from the SEC on May 18, 2006. In lieu of the recapitalization merger contemplated by the Registration Statement, the Board of Directors determined to effect a recapitalization of the Company pursuant to this Proxy Statement.

Q:	What do I need to do now?

A:	After you have carefully read this Proxy Statement, if you intend to vote for the Recapitalization, mail in your proxy no later than November 13, 2006.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted FOR the Recapitalization.

Q:	If my shares are held in an IRA, who votes those shares?

A:	You vote shares held by you in an IRA as though you held those shares directly.

Q:	Can I change my vote after I have mailed my signed proxy?

A:
A shareholder who has executed and returned a Proxy may revoke it at any time prior to the time that the Company has received enough votes to approve the Recapitalization by filing with the Secretary of the Company, at the address first set forth above, a written notice of revocation bearing a later date than the Proxy being revoked. The failure to sign and return a Proxy will have the same effect as a vote against the Recapitalization. All Proxies must be received by the meeting date of November 16, 2006.

Q:	Should I send in my stock certificate now?

A:	No. Shortly after the Recapitalization is completed, the Company will send you written instructions for exchanging your stock certificates.

Q:	Am I entitled to appraisal rights?

A:	No. Stockholders of the Company will not be entitled to appraisal or dissenters rights under the laws of the State of Delaware by virtue of the actions proposed pursuant to the Recapitalization.

Q:	Who should I call with questions or to obtain additional copies of this document?

A:	You should call: Mr. John P. Broderick, Chief Executive Officer and Chief Financial Officer, 8000 Regency Pkwy., Ste 542, Cary, NC 27518 (919) 380-5000.

THE RECAPITALIZATION

The information contained in this Proxy Statement, unless otherwise indicated, assumes the Recapitalization and all transactions related to it, have occurred. When used in this Proxy Statement, unless otherwise indicated or the context otherwise requires, the terms “Company,” “we,” “our” and “us” refer to Level 8 Systems, Inc. and its subsidiaries.

General

If our stockholders approve the Recapitalization proposals, and all other conditions to the Recapitalization are satisfied or waived, (i) Level 8 would change its name to Cicero, Inc., (ii) the number of authorized shares of the Company would increase from 85 million to 215 million shares, (iii) each share of Common Stock of Level 8 outstanding immediately prior to the Recapitalization shall be converted into shares of Common Stock equal to one divided by the Reverse Stock Split Ratio, plus cash in lieu of any fractional share interest, (iv) each outstanding share of the various series of preferred stock of Level 8 will be converted into shares of Series A-1 preferred stock of the Company at reduced conversion rates and prices, (v) Convertible Promissory Notes of Level 8 will be converted into shares of Series A-1 preferred stock at reduced conversion rates and prices, assuming the Convertible Promissory Noteholders elect to convert (currently, 95% of the Convertible Promissory Noteholders have agreed to convert), (vi) existing warrants held by investors who have lent the exercise price of such warrants to Level 8 will be deemed exercised at a reduced exercise price and additional warrants issued to such holders in connection with the loans made by them, evidenced by Senior Reorganization Notes, will be automatically cashlessly exercised for shares of Common Stock and those holders who lent Level 8 the first $1,000,000 will receive two additional Early Adopter Warrants for every existing warrant for which such holder lent Level 8 the exercise price, and (vii) $2,779,137 principal amount of Convertible Bridge Notes will convert into shares of Common Stock at conversion prices ranging from $0.00125 to $0.00133 per share as part of the Recapitalization.

Approval by the holders of each series of preferred stock voting as a single class, will be needed to approve the amendment to the certificate of incorporation to amend the conversion rate for that series of preferred stock as provided in this Proxy Statement. Approval by the holders of the Level 8 Series D preferred stock will also be needed to approve an amendment to the certificate of incorporation to cease to require that the Company redeem any or all of the Level 8 Series D preferred stock outstanding in the event of the Recapitalization.

All of Proposals 2, 3 and 4 must be approved for the Recapitalization to be effected and the implementation of any of these Proposals is conditioned on approval of all of these other Proposals.

Reasons for the Recapitalization

The discussion of the information and factors that the board of directors of Level 8 considered is not intended to be exhaustive but includes all material factors considered by the board in connection with the evaluation of the Recapitalization. Given the wide variety and complexity of these matters, the board of directors did not find it useful to, and did not attempt to, assign relative weights to these factors. In addition, the individual members of the board of directors may have given different weight to different factors.

The board of directors (including the five disinterested directors serving on the board) has unanimously approved the Recapitalization and has proposed it to the stockholders of Level 8 for the following reasons:

Simplified capital and governance structure. Both the simplified capital and governance structure resulting from the transaction should make the Company more understandable and hence more attractive to potential investors. Rather than the existing capital structure which involves multiple preferred shareholder offerings each with its own rights, ranks and privileges, the recapitalization will enable the company to merge all the preferred shareholdings into one new preferred offering thereby eliminating confusing and costly consent solicitations for items such as future equity raises as needed

Enhancement of our ability to access capital markets and engage in potential strategic alternative transactions. The simplified capital structure of the Company following the Recapitalization should also improve the Company’s ability to access the capital markets to pursue possible future equity and debt financings. In addition, the Recapitalization may enhance our ability to enter into possible future transactions, including acquisitions, on favorable terms.

Broaden the market for our Common Stock and make it more attractive to potential investors and highly skilled employees. We believe that the continued market price of Level 8’s Common Stock has and will continue to impair our acceptability to institutional investors, professional investors and other members of the investing public. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of our Common Stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock.

We believe that one effect of the Recapitalization is that our stock price may increase over time. We further believe that a higher stock price could help us to attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of a company’s market capitalization. If the Recapitalization successfully increases the per share price of our Common Stock, we believe this increase will enhance our ability to attract and retain employees and service providers. However, while we believe that our Common Stock would trade at higher prices after the consummation of the Recapitalization, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the Common Stock prior to the Recapitalization adjusted for the reverse split. In some cases, the total market capitalization of a company following a recapitalization is lower, and may be substantially lower, than the total market capitalization before the recapitalization. This may occur in the Recapitalization, since one aspect of the transaction is the automatic exercise of certain warrants and conversion of certain debt, which will result in a significant dilution of our Common Stock. In addition, there can be no assurance that the Recapitalization will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase our ability to attract and retain employees and other service providers.

Retain our attractiveness to our recent investors: Senior Reorganization Noteholders, Convertible Promissory Noteholders and preferred stockholders. The Company believes that the Senior Reorganization Noteholders, Convertible Promissory Noteholders and preferred stockholders represent a continuing potential source of financing and wish to encourage further investment by them and continued support by them. We have four series of preferred stock, as well as Convertible Promissory Notes, all of which are convertible into Level 8 Common Stock at conversion prices that no longer correspond to the Level 8 Common Stock price. We believe that the best way that we can retain our attractiveness to these investors is by reducing the conversion prices to be more in line with the current market price of the Common Stock. Additionally, maintaining multiple series of preferred stock with differing rights has become an administrative burden, costing Level 8 resources that it can ill afford.

Existing and proposed capital structure. Below is a table of our existing and proposed capital structure :

Common Stock	Existing Capital Structure	Proposed Capital Structure 20:1	Proposed Capital Structure 100:1
Issued and outstanding	48,039,947	132,488,117	26,497,621
Authorized and reserved for issuance	31,440,852	1,679,329	619,108
Authorized but unreserved	5,519,201	80,832,554	187,883,271
Total	85,000,000	215,000,000	215,000,000

Preferred Stock	Existing Capital Structure	Proposed Capital Structure 20:1	Proposed Capital Structure 100:1
Issued and outstanding:
Series A-3	1,571
Series B-3	30,000
Series C	991
Series D	1,061
Series A-1		8,817	1,764
Authorized and reserved for issuance:
Series A-3
Series B-3
Series C
Series D
Series A-1
Authorized but unreserved	9,966,377	9,991,183	9,998,236
Total	10,000,000	10,000,000	10,000,000

Background of the Recapitalization

In anticipation of a capital raise by Level 8, on June 23, 2004 senior management approached Brown Simpson Partners I, Ltd. (“BSP”), a holder of and our contact to holders of our Series A-3, B-3 and D preferred stock, to discuss such capital raise and the waiver of certain anti-dilution rights with respect to such anticipated capital raise. BSP suggested instead a recapitalization merger, citing our need for a complete reorganization and overhaul of our capital structure to facilitate investment. In connection with a suggested recapitalization merger, it was contemplated that BSP and other preferred stockholders would waive certain rights, including anti-dilution, liquidation preferences, seniority and other senior rights, in exchange for certain concessions on the conversion prices of the various series of our preferred stock. A series of negotiations occurred from July 2004 through September 2004 between senior management and BSP with respect to conversion rates and the percentage of ownership by common stockholders following the consummation of the recapitalization merger. The parties weighed factors such as the current conversion prices for each series of preferred stock in relation to the market, the dollar amount represented by such series, and the waiver of the stockholder rights noted above. In addition, consideration was given to inducing existing holders of our stock and warrants to invest more in the Company, and structuring a mechanism to minimize liquidity issues after the recapitalization merger due to our convertible promissory notes. The general approach suggested was to set the percentage ownership of holders of Common Stock, provide reduced conversion prices on the preferred stock in return for the waiver of certain rights, provide equity incentives for holders of our convertible promissory notes to convert, and provide greater relative ownership to our most recent investors.

Based on these conversations, and the structure proposed by BSP on behalf of holders of Series A-3, B-3 and D preferred stock, our senior management made an initial proposal to BSP. The key elements of such proposal was reducing the percentage ownership of the holders of our Common Stock from approximately 54.1% to approximately 2.2%, decreasing the percentage ownership of our preferred stock from approximately 9.6% to approximately 0.8%, and decreasing convertible debt from approximately 7.6% to approximately 7.2%. The Company and BSP reached an agreement with respect to these issues on October 27, 2004, and the Company structured the recapitalization merger in accordance with the agreed-upon figures. In such structure, the percentage ownership of the holders of Common Stock was reduced to 8.2%, and the percentage ownership of holders of preferred stock set at approximately 54% and holders of convertible notes at approximately 19%. The conversion price for the Series C preferred stock, which was the only series of our preferred stock not represented by BSP, was determined in relation to the conversion price for the Series D preferred stock. However, the actual ownership percentages of the holders of such securities following the recapitalization merger was to be lower due to the dilution attributable to the issuance by Level 8, subsequent to agreeing on the capital structure with BSP, of $180,000 of Convertible Promissory Notes, $2,559,000 Senior Reorganization Notes and related warrants and $2,367,000 of Convertible Bridge Notes.

As of June 30, 2006, the Company had two holders of record of Series A-3 preferred stock; three holders of record of Series B-3 preferred stock; thirteen holders of record of Series C preferred stock and seven holders of record of Series D preferred stock. In addition, there are nine individual convertible promissory note holders.

In order to effectuate the recapitalization merger, Level 8, Inc. incorporated Cicero Inc. (“Cicero”) as a wholly owned subsidiary of Level 8 on December 17, 2004, exclusively for the purpose of merging with Level 8. On December 30, 2004, Level 8 and Cicero entered into an Agreement and Plan of Merger pursuant to which Level 8 would merge with and into Cicero, with Cicero being the surviving corporation. Under the merger agreement, Cicero would assume all assets and liabilities of Level 8, including obligations under Level 8’s existing indebtedness and contracts. On May 13, 2005, Cicero filed a Registration Statement on Form S-4 with the Securities and Exchange Commission which included a proxy statement to solicit stockholders to approve the terms of the merger agreement. On December 9, 2005, Cicero filed Amendment No. 1 to the Registration Statement to respond to comments received from the SEC. During the pendency of such filing, the Company continued to experience working capital needs in excess of cash generated from operations. To continue to meet its obligations, the Company raised funds through the sale of its Convertible Bridge Notes. Because of the difficulty of raising funds while having a registration statement on file, even though not effective, on April 24, 2006, the Board of Directors approved the withdrawal of the registration statement and the registration statement was subsequently withdrawn from the SEC on May 18, 2006. In lieu of such recapitalization merger, the Board of Directors determined to effect the recapitalization of the Company pursuant to this Proxy Statement.

Recommendation of the Board of Directors

On April 24, 2006, based in part upon the recommendation of senior management, the board of directors unanimously:

•	declared that the Recapitalization was advisable and in the best interests of Level 8 and its preferred stockholders and common stockholders;

•	approved the adoption of an amended and restated certificate of incorporation and bylaws; and

•	directed that the adoption of the Recapitalization be submitted to a vote of the stockholders and recommended that the stockholders approve the Recapitalization.

Effect of the Recapitalization

At the effective time of the Recapitalization, each security of Level 8 will be converted into the number of shares of Common Stock or preferred stock of Level 8 as follows:

•	Each share of Common Stock will be converted into a share of Common Stock based upon the Reverse Stock Split Ratio;

•	Each share of Series A-3 preferred stock will be converted into 0.0142857 shares of Series A-1 preferred stock;

•	Each share of Series B-3 preferred stock will be converted into 0.0125 shares of Series A-1 preferred stock;

•	Each share of Series C preferred stock will be converted into 0.20 shares of Series A-1 preferred stock;

•	Each share of Series D preferred stock will be converted into 0.25 shares of Series A-1 preferred stock;

•
Convertible Promissory Notes may, at the option of the holder thereof (of which holders of 95% have agreed to convert), be converted into shares of Series A-1 preferred stock at conversion prices ranging from $0.002 to $0.026;

•
The senior secured notes of Level 8 (“Senior Reorganization Notes”) issued in the aggregate principal amount of $2,559,000 to holders of warrants of Level 8 who loaned to Level 8 the exercise price of their warrants and other investors who lent funds to Level 8 (“Senior Reorganization Noteholders”) in exchange for Senior Reorganization Notes and additional warrants, pursuant to note and warrant offerings in December 2004 ($1,615,000) and March 2005 ($944,000) (the “Note and Warrant Offerings”), will be cancelled and the existing warrants in respect of which the exercise price was loaned to Level 8, as evidenced by the Senior Reorganization Notes, will be exercised. Such warrant holders were offered a special one-time exercise price of the lesser of $0.10 per share and the original exercise price as part of the recapitalization merger. The exercise price of the warrants at that time ranged from $0.07 to $0.60;

•
The warrants of Level 8 (“Additional Warrants”) agreed to be issued to Senior Reorganization Noteholders in connection with their loans to Level 8, exercisable at $0.002 per share in the event of the consummation of the recapitalization merger, will automatically be deemed exercised, by applying the accrued interest on their Senior Reorganization Notes and by cashless exercise to the extent of the balance of the exercise price;

•
Senior Reorganization Noteholders who loaned Level 8 the first $1,000,000 in respect of the exercise price of their warrants, pursuant to the Note and Warrant Offering in December 2004, will receive warrants of Level 8 (“Early Adopter Warrants”) at a ratio of 2:1 for shares issuable upon exercise of each existing warrant exercised at the special exercise price (before adjustment by the reverse split exchange ratio) of $0.10 per share;

•
The convertible bridge notes (the “Convertible Bridge Notes”) held by convertible bridge noteholders (the “Convertible Bridge Noteholders”) who had loaned money to Level 8 as part of the September 2005 consortium note offering (the “Consortium Note Offering”) will be automatically converted into shares of Common Stock at conversion prices ranging from $0.00125 to $0.00133; and

•
Each option, warrant, purchase right, unit or other security of Level 8, including the Early Adopter Warrants, will remain outstanding with the number of shares of Common Stock issuable upon exercise of such security equal to one divided by the Reverse Stock Split Ratio of the number of shares such security was exercisable for prior to the Recapitalization, and the exercise price increased to the Reverse Stock Split Ratio times the exercise price prior to the Recapitalization.

PROPOSAL 1: CHANGE OUR NAME TO CICERO INC.

We propose to change the name of Level 8 Systems to Cicero, Inc. so that our name will be identical to the name of Level 8’s primary software product, Cicero. This will allow us to take advantage of the marketing campaign that has been undertaken utilizing the “Cicero” name. The name change to Cicero will eliminate confusion and will reflect the change in Level 8’s business focus. We believe that the new name has more advantages associated with it than with retaining the existing name. Implementation of this proposal is not conditioned on approval of any other proposal considered at the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to approve this proposal. Abstentions will be treated as votes against the proposal and broker non-votes will have no effect on the voting results.

The board of directors recommends that stockholders vote FOR Proposal 1.

PROPOSAL 2: EFFECT A CONSOLIDATION (REVERSE STOCK SPLIT ) OF OUR COMMON STOCK AT A RATIO WITHIN A RANGE OF 20:1 TO 100:1 AS DETERMINED BY THE BOARD OF DIRECTORS OF THE COMPANY

Our Board of Directors has approved a resolution seeking approval for reverse stock split ratio within a range of 20:1 to 100:1 whereby each share of Common Stock currently issued and outstanding will be divided by the final reverse stock split ratio as determined by the Board of Directors and converted into fractional share of Common Stock. If the reverse stock split ratio as determined by the Board of Directors is 40:1, then each forty shares of Common Stock currently issued and outstanding will be converted into one share of common stock.

This proposal is part of our Recapitalization. The Recapitalization is conditioned on approval of all of Proposals 2, 3 and 4. Our implementation of any of Proposals 2, 3 or 4 is conditioned on the approval of all of Proposals 2, 3 and 4.

The proposed reverse stock split will affect all of our currently issued and outstanding Common Stock. While approval of the reverse stock split itself will not affect your current ownership stake in our Company, the approval of the Proposals constituting the Recapitalization, as previously discussed, will result in substantial dilution to our common stockholders. In particular, the dilution to the holders of our Common Stock will result from the automatic conversion of convertible bridge notes into shares of Common Stock, the conversion of convertible promissory notes into shares of Series A-1 preferred stock (subject to the election of the convertible promissory noteholders, of which the holders of 95% have agreed to convert), the automatic exercise of existing warrants of the Company and the issuance by the Company and automatic exercise of additional warrants to investors who have recently lent funds to the Company, evidenced by senior reorganization notes, and to a lesser extent, the reduction to be effected pursuant to the Recapitalization to the conversion rates of the convertible promissory notes and existing preferred stock of the Company.

Although there can be no assurance of the future effect on our stock price, the reverse stock split might increase the per share price of our common stock. Initially, the increase in our per share stock price would likely correspond to the reduction in the number of shares of our Common Stock that are outstanding and available for issuance.

Our Board of Directors approved this resolution in connection with the proposed Recapitalization because our Board of Directors feels that an increased per share stock price may have the effect of making our Common Stock more attractive to individuals as well as institutional investors in the future and this would also ultimately aid us if we sought listing on a more liquid market or exchange by increasing the per share price of our stock to meet that market’s or exchange’s minimum listing price.

Our Board of Directors feels that having our Common Stock listed on a more liquid market or exchange is in the best interests of the long-term success of the Company. As part of this resolution, the Board will have the authority to effect the reverse split in connection with the Recapitalization and will not effect the reverse stock split absent the implementation of the other integral parts of the Recapitalization.

The authorization of the reverse stock split will not be subject to the “going private” rules of the Securities and Exchange Act of 1934 because we do not anticipate a reduction in the number of stockholders following the reverse stock split below the level set forth in rules of the Securities and Exchange Act of 1934.

Selecting the Reverse Stock Split Ratio

The Board of Directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split. In connection with any determination to effect a reverse stock split, the Board of Directors will set the timing for such a split and select the specific ratio within the range. These determinations will be made by the Board of Directors to create the greatest marketability of the Company's common stock based on prevailing market conditions at the time. In particular, the Board of Directors will select the reverse stock ratio based on the then prevailing trading price and trading volume for the Common Stock and with an objective to achieve a manageable public float; the anticipated impact of the reverse stock split on the trading price of the Common Stock; the ability to attract additional financing from institutional investors and investment funds and prevailing general market and economic conditions. The Company has not determined a target price for the stock.

Certain Risks Associated with the Reverse Stock Split

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurances that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

There can be no assurance that the market price per share of our common stock immediately after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of common stock outstanding before the reverse stock split or otherwise. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the market capitalization before the proposed reverse stock split and, in the future, the market price of our Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In some cases, the market price of a company’s shares declines after a reverse stock split.

The market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split depending on the Reverse Stock Split Ratio selected by the Board of Directors.

Authorized Shares of Common Stock

The reverse split will affect our issued and outstanding shares, but will not effect the number of shares of common stock the Company is authorized to issue. An increase in the number of authorized but unissued shares of Common Stock is the subject of Proposal 3 and the effect of the approval of Proposals 2 and 3 as part of the Recapitalization would be to greatly increase the number of shares that would be authorized for issuance as compared to the number of shares issued and outstanding. The reverse stock split will result in an effective increase in the number of authorized, but unissued, shares of our Common Stock, which may be construed as having an anti-takeover effect. Although we are not proposing the reverse split for this purpose, we could, subject to the Board of Director’s fiduciary duties and applicable law, issue additional shares to purchasers who might oppose a hostile takeover bid. Such a use of these shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by our Board.

Fractional Shares

We will not issue fractional shares of our common stock in connection with the proposed reverse stock split. Instead, in the event we effect the reverse stock split, any fractional share that results from the proposed reverse stock split will be paid in cash.

Appraisal Rights

No appraisal rights are available under Delaware law or our certificate of incorporation or bylaws if you dissent from or vote against the proposal to approve the reverse stock split. Other rights or actions may exist under Delaware law for stockholders who are harmed by reverse stock splits generally. Although the nature and extent of these rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to approve this proposal. Abstentions will be treated as votes against the proposal and broker non-votes will have no effect on the voting results.

The board of directors recommends that stockholders vote FOR Proposal 2.

PROPOSAL 3: AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED AND UNISSUED SHARES OF COMMON STOCK

Our board of directors has approved, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 85,000,000 shares to 215,000,000 shares. Proposal 2 relates to a proposal to effect a reverse stock split within a range of 20:1 to 100:1 of the Common Stock. The approval of Proposals 2 and 3 in the Recapitalization would substantially increase the number of shares that we may issue because the increase in authorized shares would be coupled with the reverse stock split. The effect of upon completion of the Recapitalization would be an substantial increase in the number of shares that might be issued when compared to the number of shares of Common Stock that will be issued and outstanding.

This proposal is part of our Recapitalization. The Recapitalization is conditioned on approval of all of Proposals 2, 3 and 4. Our implementation of any of Proposals 2, 3 or 4 is conditioned on the approval of all of Proposals 2, 3 and 4.

As of October 1, 2006, approximately 8,119,172 shares of Common Stock have not been issued nor reserved for issuance. Some of this increase in the number of authorized shares is needed in order for us to effect the Recapitalization. We have no other plan, arrangement or understanding to issue a substantial amount of the additional shares of common stock but these additional shares will provide us with the flexibility to conduct our business and plan for future events. The shares could be used for such general corporate purposes as stock splits, stock dividends, incentive awards, acquisitions and similar transactions.

The additional authorized shares of Common Stock, if and when issued, would be part of the existing class of Common Stock and would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. Although the additional shares of Common Stock would not have any effect on the rights and privileges of our existing stockholders, the issuance of additional Common Stock, other than in connection with a stock split or stock dividend, may dilute the voting power of existing stockholders. In addition, the issuance of Common Stock may decrease any earnings or loss per share and the book value attributable to shares presently issued and outstanding.

In addition, the availability of additional authorized but unissued shares of Common Stock could have an anti-takeover effect. Although the board of directors has no present intention of doing so, new shares of Common Stock could be issued without stockholder approval to dilute the percentage ownership of current stockholders, thereby increasing the cost and difficulty of obtaining control of Level 8.

If the amendment to the Amended and Restated Certificate of Incorporation is approved, it will become effective upon its filing with the Delaware Secretary of State, which will occur as soon as reasonably practicable after approval of the Recapitalization.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to approve this proposal. Abstentions will be treated as votes against the proposal and broker non-votes will have no effect on the voting results.

The board of directors recommends that stockholders vote FOR Proposal 3.

PROPOSAL 4: AMEND THE CONVERSION PRICES OF OUR PREFERRED STOCK AND CONVERT THOSE SHARES INTO NEW SHARES OF PREFERRED STOCK

As discussed throughout this Proxy Statement, we propose to amend the conversion prices of our existing Series A-3, B-3, C, and D preferred stock and convert each of those shares into Series A-1 preferred stock as part of our proposed Recapitalization. If the Recapitalization is approved, our current Common Stock holders would suffer substantial dilution. On a fully diluted basis, our current Common Stock holders, who own 54.6% of the Company, will own only 1.7% of the Company upon completion of the Recapitalization.

This proposal is part of our Recapitalization. The Recapitalization is conditioned on approval of all of Proposals 2, 3 and 4. Our implementation of any of Proposals 2, 3 or 4 is conditioned on the approval of all of Proposals 2, 3 and 4.

Dilution to the Common Stock will occur in large part due to (i) the automatic conversion of convertible bridge notes into shares of Common Stock; (ii) the conversion of convertible promissory notes into shares of Series A-1 preferred stock (subject to the election of the convertible promissory noteholders), (iii) the automatic exercise of existing warrants of the Company and the issuance by the Company and automatic exercise of additional warrants to investors who have recently lent funds to the Company, evidenced by senior reorganization notes, and (iv) to a lesser extent, the reduction to be effected pursuant to the Recapitalization to the conversion rates of the convertible promissory notes and existing preferred stock of the Company. The Board of Directors has asked stockholders to approve the Recapitalization because of the perceived benefits to the Company and Proposal 4 is a necessary component of that Recapitalization. The Recapitalization will not occur if the Proposals, including Proposal 4, are not approved by the holders of our Common Stock. The Recapitalization is also dependent on our ability to change, through the approval of the relevant holders, the terms of our Convertible Promissory Notes, Senior Reorganization Notes and Convertible Bridge Notes.

To provide a better understanding of the effect of this proposal, in addition to the information in other parts of this Proxy Statement, we have included the following table to illustrate the current and amended conversion prices for the Convertible Promissory Notes and the current and amended conversion rates for each series of preferred stock, as well as the Common Stock equivalents for each security. Each of such securities will be converted into the number of shares of Series A-1 preferred stock that corresponds to such number of shares of Common Stock issuable upon conversion of Convertible Promissory Notes and preferred stock based on the amended conversion price and rates set forth below.

Current and Amended Conversion Prices and Rates for
Convertible Promissory Notes and Preferred Stock

Security	Amount Invested	Current Conversion Price	Common Stock Issuable Pre-Capitalization	Amended Conversion Price	Common Stock Issuable Post -Capitalization Pre-Reverse Stock Split	Common Stock Issuable Post Reverse Stock Split 20:1	Common Stock Issuable Post Reverse Stock Split 100:1
Convertible Promissory Notes	$150,000	$0.37	405,405	$0.026	5,769,231	288,462	33,231
Convertible Promissory Notes	$185,000	$0.32	578,125	$0.023	8,043,478	402,174	80,938
Convertible Promissory Notes	$125,000	$0.28	446,429	$0.02	6,250,006	312,500	62,500
Convertible Promissory Notes	$112,000	$0.20	560,000	$0.014	8,000,000	400,000	78,400
Convertible Promissory Notes	$15,320	$0.17	90,118	$0.012	1,276,667	68,833	12,617
Convertible Promissory Notes	$125,000	$0.16	781,250	$0.011	11,363,636	568,182	113,636
Convertible Promissory Notes	$100,000	$0.10	1,000,000	$0.0025	40,000,000	2,000,000	400,000
Convertible Promissory Notes	$150,000	$0.08	1,875,000	$0.002	75,000,000	3,750,000	750,000
Convertible Promissory Notes	$30,000	$0.07	428,571	$0.005	6,000,000	300,000	60,000
Series A-3 preferred stock	$1,571,000	$8.33	188,528	$3.50	448,857	22,443	4,489
Series B-3 preferred stock	$30,000,000	$12.53	2,394,063	$4.00	7,500,000	375,000	75,000
Series C preferred stock	$991,000	$0.38	2,607,895	$0.25	3,964,000	198,200	39,640
Series D preferred stock	$1,060,520	$0.32	3,314,125	$0.20	5,302,600	265,130	53,026

Current conversion prices reflect then-current market prices, with the exception of the Series A-3 and B-3 preferred stock, whose conversion rates were reduced in 2002 to then-current market prices in consideration of waiving anti-dilution protection in respect of certain capital raises. The current conversion prices for the Convertible Promissory Notes were determined by the board of directors by reference to the fair market value on the date of issue. The new conversion prices with respect to the Series A-3, B-3 and D preferred stock were negotiated with the holders of each series based upon such factors as the current conversion price in relation to the market, the dollar amount represented by such series and, waiver of anti-dilution, liquidation preferences, seniority and other senior rights. The conversion price for the Series C preferred stock was determined in relation to the conversion price for the Series D preferred stock. The board of directors determined the new conversion price of each series of Level 8 preferred stock after discussion and review of those rights, ranks and privileges that were being waived by the present holders of preferred stock. Among those rights being waived are anti-dilution protection, liquidation preferences and seniority. The conversion price for the Convertible Promissory Notes was reduced, based on such negotiations, to approximately one-fourteenth of the current conversion prices. One of the goals of the negotiations was to encourage the holders of Convertible Promissory Notes of Level 8 to convert in order to minimize liquidity issues after the recapitalization merger - now the Recapitalization.

The conversion price for the Convertible Bridge Notes was determined by the board of directors based on a pre-money valuation of Level 8 of $1,500,000, an amount in excess of the then-current market capitalization of Level 8, and an offering size of $1,000,000 (later extended to $2,250,000). However, since the recapitalization merger did not occur by October 31, 2005 or December 31, 2005, Level 8 agreed that the pre-money valuation of $1,500,000 would be lowered to $1,250,000 and $1,000,000, respectively, reducing the conversion price of the initial Convertible Bridge Notes to $0.00125.

Impact of Changes in Capital Structure. As a result of the automatic conversion of Convertible Bridge Notes into shares of Common Stock, the automatic exercise of existing warrants of Level 8 and the issuance by Level 8 and exercise of Additional Warrants and, to a lesser extent, the conversion of Level 8 convertible Promissory Notes and preferred stock into Series A-1 preferred stock at the conversion rates set forth above, the holders of Common Stock will suffer substantial dilution in their holdings.

The table below illustrates (i) the number of shares of Level 8 Common Stock or common equivalents and the percentage of equity held by holders of each class of security of Level 8, and by each person known to Level 8 to be the beneficial owner of 5% or more on a common equivalent basis prior to the Recapitalization (ii) the number of shares of Level 8 Common Stock or common equivalents and the percentage of equity held by holders of each class of security of Level 8, and by each person known to Level 8 to be the beneficial owner of 5% or more on a common equivalent basis if the Recapitalization is approved as proposed, and (iii) the number of shares of Common Stock or common equivalents held by holders of each class of security, and by each person known to Level 8 to be the beneficial owner of 5% or more of Level 8, on a common equivalent basis if the Recapitalization is approved as proposed.

	Ownership of Each Class of Security of Level 8 Using Current Conversion Rates		Ownership of Each Class of Security of Cicero Giving Effect to Recapitalization
	% Outstanding(1)	Number of Shares Outstanding	% Outstanding(1)(2)	Number of Shares Outstanding 20:1 (2)	Number of Share Outstanding 100:1 (2)

Common Stock - issued and outstanding	52.9%	48,039,947	1.7%	2,401,997	480,399
Common stock authorized for payables			0.3%	404,500	80,900
Series A-1 Preferred Stock (1)			0.6%	860,773	172,155
Series A-3 Preferred Stock	0.2%	188,528
Series B-3 Preferred Stock	2.6%	2,394,063
Series C Preferred Stock	2.9%	2,607,895
Series D Preferred Stock	3.7%	3,314,125
Senior Reorganization Notes	10.9%	9,890,203	14.5%	19,854,867	3,970,971
Early Adopter Warrants(3)			0.7%	1,005,562	201,112
Non-lenders Warrants (4)	13.5%	12,295,154	0.4%	614,758	122,952
Stock Options (5)	6.5%	5,900,897	0.4%	551,000	110,200
Convertible Bridge Notes (6)			75.5%	109,826,753	21,965,351
Convertible Promissory Notes	6.8%	6,164,898	5.8%	7,956,606	1,591,321
Total	100%	90,795,710	100%	143,476,816	28,695,361
Brown Simpson Partners I, Ltd.	6.5%	5,936,921	4.3%	6,143,363	1,228,673
Liraz Systems, Ltd.	7.0%	6,426,869	0.5%	715,789	143,158
Landis, Mark & Carolyn	10.8%	9,954,575	17.5%	25,087,261	5,017,452
Pizi, Anthony (7)	4.6%	4,207,497	4.9%	7,016,334	1,403,266
Broderick, John(6)	1.2%	1,099,200	*	71,627	14,325
Atherton, John W.	-	-	0.5%	744,928	148,986
Hasenyager, Bruce(7)	0.1%	100,000	0.1%	167,425	33,485
Kingley, Jay(7)	0.1%	100,000	*	5,000	1,000
Miller, Bruce	0.8%	705,629	3.9%	5,609,202	1,121,840
Percelay, Bruce	-	-	3.6%	5,136,364	1,027,273
Porciello, Charles	-	-	0.3%	400,000	80,000
All current directors and executive officers as a group (9 persons)	17.6%	16,166,901	30.8%	44,238,141	8,847,626

(1)	Includes 22,443 shares of converted Series A3, 375,000 shares of converted B3, 198,200 shares of converted C and 265,130 shares of converted D.
(2)
The percentage and number of shares outstanding were computed based on the amount of the security to be converted into equity of Cicero due to the Recapitalization divided by the conversion rate applicable to such security.

(3)	The 1,005,562 Early Adopter Warrants are a part of the Senior Reorganization Notes, but are not automatically exercised upon agreement of the Recapitalization.
(4)	Warrants held by those who did not advance the exercise price of their warrants in exchange for Senior Reorganization Notes.
(5)	Includes all options granted and reserved for grant under Level 8’s stock option plan.
(6)	Convertible Bridge Notes in the amount of $2,779,137, convert into common shares of the Company only upon consummation of the Recapitalization. The conversion rates range from $0.00125 to $0.00133.
(7)
Includes 1,833,300 shares subject to stock options for Mr. Pizi, 1,099,200 shares subject to stock options for Mr. Broderick, and 100,000 shares subject to stock options each, for Messrs. Hasenyager and Kingley. All stock options are exercisable within sixty (60) days.

For further information concerning the effects of the changes to conversion rates and the Recapitalization with respect to affiliates, please see “Interest of Certain Persons in or Opposition to Matters to be Acted Upon.”

Note and Warrant Offering. From July 2004 to April 2005, Level 8 issued Senior Reorganization Notes in the aggregate principal amount of $2,559,000 to Senior Reorganization Noteholders who had loaned funds to Level 8 in exchange for Senior Reorganization Notes and Additional Warrants pursuant to the December and March Note and Warrant Offerings at a special one-time exercise price of $0.10 per share. When issued, the Senior Reorganization Notes were designed to yield warrants upon the approval of the recapitalization merger. However, due to the change in structure to the Recapitalization, the holders of the Senior Reorganization Notes are being asked to amend the “trigger” to the effectiveness of the Recapitalization, If so approved, upon the approval of the Recapitalization, Senior Reorganization Noteholders (i) will receive and have automatically exercised Additional Warrants exerciseable into shares of Common Stock, by applying the accrued interest on their Senior Reorganization Notes and by cashless exercise to the extent of the balance of the exercise price, (ii) if a holder of existing warrants who advanced the exercise price of their warrants to Level 8, will have their existing warrants automatically exercised and (iii) those Senior Reorganization Noteholders who loaned Level 8 the first $1,000,000 in respect of the exercise price of their existing warrants will receive Early Adopter Warrants of Level 8 at a ratio of 2:1 for shares issuable upon exercise of each existing warrant exercised at the special exercise price of $0.10 per share. The number of shares of Common Stock to which the Early Adopter Warrants are exercisable will be 0.05 of the number of shares of Level 8 Common Stock to which they are exercisable and the strike price of the Early Adopter Warrants will be $2.00 per share. As part of the Recapitalization, the Senior Reorganization Notes will be cancelled.

For information with respect to the participation in such offerings by certain directors and executive officers, see “Interest of Certain Persons in or Opposition to Matters to be Acted Upon.”

Convertible Promissory Notes. Level 8 has issued $992,320 aggregate principal amount of Convertible Promissory Notes. As of the date of this Proxy Statement, holders of $947,320 or 95.5% aggregate principal amount of the notes have agreed to convert their notes into shares of Series A-1 preferred stock upon the consummation of the Recapitalization. The approval of the holders of the other Convertible Promissory Notes will be sought after the Recapitalization. The conversion prices of all of the Convertible Promissory Notes converted will be reduced in connection with the Recapitalization by 1/14 of the prior conversion price. If all of the holders of all of the Convertible Promissory Notes convert their notes into shares of Series A-1 preferred stock, 7,956,606 shares of Common Stock of the Company will be issuable upon conversion of the shares of Series A-1 preferred stock into which the Convertible Promissory Notes are converted. The table preceding these paragraphs assumes the holders of the Convertible Promissory Notes will convert all of their notes.

Level 8 has entered into agreements with respect to the Convertible Promissory Notes with a variety of private lenders at various times. In 2004, Mark and Carolyn Landis purchased a total of $500,000 of convertible promissory notes at interest rates of 1% per month and are convertible upon the option of the noteholder into 4,102,679 shares of our Common Stock at conversion prices of $0.08 - $0.28 per share. Mr. Landis is chairman of our Board of Directors. Also in 2004, Mr. Anthony Pizi, Chief Information Officer and son-in-law to Mr. and Mrs. Landis purchased a total of $227,320 of convertible promissory notes at interest rates of 1% per month, convertible upon the option of the noteholder into 920,388 shares of our Common Stock at conversion prices of $0.17 - $0.20 per share. In April 2005, Mr. Bruce Miller, a member of our Board of Directors effective July 22, 2005, purchased $30,000 of Convertible Promissory Notes at interest rates of 1% per month, convertible upon the option of the noteholder into 428,571 shares of our Common Stock at a conversion price of $0.07 per share. In May 2004, Level 8 sold Convertible Promissory Notes aggregating $185,000 to several investors including a former member of the Company’s board of directors. Under the terms of these Convertible Promissory Notes, the notes bear interest at a rate of 1% per month and are convertible upon the option of the noteholder into an aggregate of 578,125 shares of Level 8 Common Stock and existing warrants to purchase an aggregate of 578,125 shares of Common Stock exercisable at $0.30 per share. In May 2004, Level 8 entered into agreements with respect to $50,000 Convertible Promissory Notes to private lenders. Under the terms of the Convertible Promissory Notes, the notes bear interest at 1% per month and are convertible upon the option of the noteholder into 135,135 shares of Level 8 Common Stock and existing warrants to purchase 135,135 shares of Level 8 Common Stock at an exercise price of $0.37 per share. The existing warrants expire three years from the date of grant.

For information with respect to the participation in such offerings by certain directors and executive officers, see “Interest of Certain Persons in or Opposition to Matters to be Acted Upon.”

Convertible Bridge Notes/Consortium Offering. Through July 2006, Level 8 issued $2,779,000 aggregate principal amount of 10% senior unsecured Convertible Bridge Notes due on the effective date of the recapitalization merger, but in any event, no later than November 1, 2006 as part of a series of Consortium Note Offerings. In addition, the Company may issue additional Convertible Bridge Notes as may be necessary for working capital purposes. When issued, the Convertible Bridge Notes were designed to convert upon the approval of the recapitalization merger. However, due to a change in structure to the Recapitalization, the holders of Convertible Bridge Notes are being asked to amend the “trigger” to the effective time of the Recapitalization. If so approved, upon the effectiveness of the Recapitalization, the Convertible Bridge Notes will automatically convert, to the extent of the principal and accrued interest then due and owing, into shares of Common Stock at conversion prices ranging from $0.00125 to $0.00133 prior as part of the Recapitalization. As a result, the $2,779,000 principal amount of Convertible Bridge Notes will be convertible into approximately 2,196,535,054 shares of Common Stock prior to the Reverse Stock Split Ratio.

In addition to the conversion set forth above, the Convertible Bridge Noteholders have certain immediate rights, including (i) to nominate a majority of the candidates to the Board of Directors; (ii) to create an Advisory Board to assist in the development of our policy and strategy for implementation by the board of directors and management; and (iii) to effect certain changes in management, including requiring the Company to launch a search for a highly qualified software executive to assume the permanent position of chief executive officer as financial conditions permit. As a result of the Consortium Note Offering, the Company will also be required by the Convertible Bridge Noteholders to develop a program to reduce operating expenses by approximately twenty (20%) from the levels existing prior to the Consortium Note Offering. The Company has already met this requirement. In addition, the Company will be required by the Convertible Bridge Noteholders to create an equity set-aside for incentivizing management of no less than 10% of the total shares outstanding on a fully diluted basis after completion of the Recapitalization. In the event the recapitalization merger was not declared effective by October 31, 2005, Level 8 agreed that the pre-money valuation of Level 8 of $1,500,000 be lowered to $1,250,000. In the event the recapitalization merger was not completed prior to December 31, 2005, the pre-money valuation of Level 8 then in place of $1,250,000 would be lowered to $1,000,000, and then if the Recapitalization is subsequently consummated, the conversion of the Convertible Bridge Notes would be reduced to $0.00125.

For information with respect to the participation in such offering by certain directors and executive officers, see “Interest of Certain Persons in or Opposition to Matters to be Acted Upon.”

Additional shares to be issued as a result of the Recapitalization. Upon approval of the Recapitalization, the Company has agreed to issue common shares as payment for services related to the Recapitalization. The Company has verbally agreed with Lemery Greisler LLC, its former legal advisor, that part of its legal fees incurred and directly attributable to the Recapitalization would be paid in Common Stock after the Recapitalization is effective. Specifically, under the terms of the agreement, the Company has agreed to issue 50,000 shares of Common Stock upon effectiveness of the Recapitalization, in respect of consultation concerning and preparation of filings made by and related documents for its Cicero subsidiary to effect the reorganization merger described under “THE RECAPITALIZATION - Background of the Recapitalization.” Additionally, the Company has agreed as part of the Recapitalization to award Brown Simpson Partners

I, Ltd. the sum of 50,000 shares of Common Stock as their compensation for providing financial advisory services, including with respect to, the structure and negotiation of the Recapitalization. For more information regarding the services provided by Brown Simpson, please see “The Recapitalization-Background of the Recapitalization.” The Company has also agreed to issue 125,400 shares of Common Stock, and 180,000 warrants at $0.04 per share, to the guarantor of our bank debt, pursuant to an existing agreement which requires that the Company pay down the outstanding bank debt by an amount equal to ten percent (10%) of equity raised, arising from the equity raised in connection with the conversion of the Senior Reorganization Notes.

Changes in Management. The Recapitalization will not result in any change in headquarters, business, jobs, management, location of any of our offices or facilities, number of employees, taxes, or assets, (other than as a result of the costs incident to the Recapitalization). None of our subsidiaries will be changing their capitalization in connection with the Recapitalization. There will be no new employment agreements for executive officers or other direct or indirect interest of the current directors or executive officers of Level 8 as a result of the Recapitalization.

Change in Name. The Recapitalization will effect a change in the name of the Company to Cicero, Inc. Level 8 has decided to change its name to Cicero in order have the same name as Level 8’s primary software product, Cicero. This will allow Level 8 to take advantage of the marketing campaign that has been undertaken utilizing the “Cicero” name. The name change to Cicero will eliminate confusion and will reflect the change in Level 8’s business focus.

Conditions to the Recapitalization

Stockholder Approvals. The approval of the Recapitalization requires the favorable vote of (i) the holders of a majority of voting power of the issued and outstanding shares of Level 8 Common Stock and Series A-3, B-3, C and D preferred stock (each voting on an as-converted basis) entitled to vote thereon, voting together as a single class, (ii) the holders of at least two-thirds of the issued and outstanding shares of Series D preferred stock entitled to vote thereon, voting as a single class with respect to the conversion into shares of Series A-1 preferred stock at the reduced conversion rates and the entire Recapitalization and (iii) the holders of at least 85% of the issued and outstanding shares of Series A-3, B-3 and C preferred stock entitled to vote thereon, each voting as a single class with respect to the conversion into shares of Series A-1 preferred stock at the reduced conversion rates and together as a single class with respect to the entire Recapitalization.

As of June 30, 2006, the directors and executive officers of Level 8 and their affiliates together own about 2.0% of Level 8 voting stock, including 0.9% of Common Stock outstanding, 1.1% of Level 8 Series C preferred stock.

Regulatory Approvals. To the Company’s knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the Recapitalization will be the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

Required Votes. The consummation of the Recapitalization is subject to receipt of the following approvals: (i) each holder of Senior Reorganization Notes shall approve an amendment to such holder’s Senior Reorganization Notes amending the triggering event of the conversion of the notes from approval of the recapitalization merger agreement to the effectiveness of the Recapitalization and amending the Early Adapter Warrants so that they are warrants to purchase shares of Common Stock of the Company, (ii) a majority of the holders of the Convertible Bridge Notes shall approve an amendment to all Convertible Bridge Notes amending the triggering event of the conversion of the notes from approval of the recapitalization merger agreement to the effectiveness of the Recapitalization and amending the conversion feature so that such Notes are convertible into shares of Series A-1 preferred stock of the Company, and (iii) a majority of the holders of Convertible Promissory Notes shall approve an amendment to all Convertible Promissory Notes amending the conversion feature so that such Notes are convertible into shares of Series A-1 preferred stock of the Company. Because of the relatively few numbers of holders of each of the Convertible Promissory Notes, Senior Reorganization Notes and Convertible Bridge Notes, we will likely solicit their approval by means of a consent obtained through personal contact with our executive officers or directors. However, we do not yet have a formal plan in place as to how this solicitation will occur although we expect to solicit these holders between the date of mailing of this Proxy Statement and the date of the special meeting in order to effect the Recapitalization as soon as possible thereafter if all approvals are obtained. Because the Recapitalization is conditioned on these approvals, our failure to obtain a necessary approval will prevent the consummation of the Recapitalization. If the necessary approvals are not obtained, we will have to consider what additional action we can take to recapitalize Level 8. As a result of our need to promptly consummate the Recapitalization because of our financial condition, it is expected that the Recapitalization will be effected within a few weeks of stockholder approval. Our failure to consummate the Recapitalization within that time will most likely mean that our effort has failed.

Effective Time

If approved by the requisite vote of Level 8 stockholders, it is anticipated that the Recapitalization will become effective at the time of the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Upon approval of the requisite vote of Level 8 Stockholders, the Company would file in the following order with the Secretary of State of Delaware: the Certificate of Designations, Preferences and Rights of the Series A-1 Preferred Stock, a Certificate of Amendment to each of the Series of preferred stock to amend the conversion price of each series of preferred and to provide for their conversion into Series A-1 preferred stock, and the filing of the Amended and Restated Certificate of Incorporation. Please see Annex A for the proposed Certificate of Designations, Preferences and Rights of the Series A-1 Preferred Stock, Annex B for the proposed Certificate of Amendment to each series of preferred stock and Annex C for the Amended and Restated Certificate of Incorporation.

Dissenter’s Rights of Appraisals

Shareholders of the Company will not be entitled to appraisal or dissenters rights under the laws of the State of Delaware by virtue of the actions proposed pursuant to this Proxy Statement.

Listing

Following the Recapitalization, the Company intends to make application to change the name under which its Common Stock is listed on the OTCBB to “CCRO.”

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock. We anticipate that all of our earnings will be retained for the operation and expansion of our business and do not anticipate paying any cash dividends for Common Stock in the foreseeable future.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the “Commission”), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exchange of Stock Certificates and Payment of Fractional Shares

If the Recapitalization is approved by our stockholders and the board of directors continues to believe that the Recapitalization is in the best interests of Level 8 and our stockholders, the reduction in the number of our shares of common and preferred stock that you hold will occur automatically on the date that we file the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware without any further action on your part. As soon as practicable after the effective date of the Recapitalization, our transfer agent, American Stock Transfer, will mail transmittal forms to each holder of record of certificates representing the number of shares of our common and preferred stock that you previously held prior to the effectiveness of the Recapitalization.

After receipt of a transmittal form, you should surrender your old certificates and will receive in exchange certificates representing the number of shares of Common Stock that you will then hold. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from Level 8’s transfer agent. In connection with the Recapitalization, our Common Stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of our post-Recapitalization Common Stock.

Common Stock Fractional Shares

If your number of shares of post-Recapitalization Common Stock includes a fraction, we will pay you, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the Recapitalization, based upon the average of the closing bid prices of our Common Stock as reported on OTCBB during each of the five (5) trading days preceding the effective date of the Recapitalization. This cash payment represents merely a mechanical rounding off of the fractions resulting from the reverse split, and is not a separately bargained-for consideration. Similarly, no fractional shares will be issued on the exercise of our options, except as otherwise expressly specified in the documents governing such options.

As of the effective date of the Recapitalization, each certificate representing pre-Recapitalization shares of Common Stock of Level 8 will, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, will be deemed to represent only the number of post-Recapitalization shares of Common Stock of the Company and the right to receive the amount of cash for any fractional shares as a result of the Recapitalization. It is very important for you to note that you will not be entitled to receive any dividends or other distributions payable by us after the Recapitalization is effective until you surrender and exchange your certificates. If we issue and pay any dividends or distributions, these amounts will be withheld, accumulate and be paid to you, without interest, once you surrender your certificates for exchange. Level 8 does not currently anticipate making any dividend distributions in the foreseeable future.

Effect of Not Obtaining the Required Approval

If the Recapitalization fails to obtain the requisite approval, the Recapitalization will not be consummated and Level 8 will retain its existing capital structure. Additionally, the Additional Warrants and Early Adopter Warrants will lapse and not be exercisable. The Convertible Bridge Notes, Senior Reorganization Notes and convertible promissory notes will remain liabilities of Level 8. The board of directors assumes that the Senior Reorganization Noteholders will demand payment of the Senior Reorganization Notes if the Recapitalization is not approved.

Rights and Preferences of Series A-1 Preferred Stock

The holders of the Series A-1 preferred stock shall have the rights and preferences set forth in the Certificate of Designations to be filed with the Secretary of State of the State of Delaware upon the approval of the Recapitalization. The rights and interests of the Series A-1 preferred stock of the Company will be substantially similar to the rights interests of each of the series of Level 8 preferred stock other than for (i) anti-dilution protections that have been permanently waived and (ii) certain voting, redemption and other rights that holders of Series A-1 preferred stock will not be entitled to. All shares of Series A-1 preferred stock will have a liquidation preference pari passu with all other Series A-1 preferred stock. The material terms of the new Series A-1 preferred stock of the Company are described below. Such description is not intended to be a complete description of the Series A-1 preferred stock of the Company. This description is qualified by reference to the form of the Certificate of Designations Preferences and Rights of Series A-1 Convertible Preferred Stock which is attached as Annex A, which is incorporated by reference in this Proxy Statement. You are urged to read the Certificate in its entirety. For a comparison of the rights of the existing preferred shares and the new Series A-1 Preferred Stock, see “—Comparison of Preferred Stockholder Rights Before and After the Recapitalization.”

The Series A-1 preferred stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of Common Stock for each share of Series A-1 preferred stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations. The Series A-1 preferred stock is also convertible on a automatic basis in the event that (i) the Company closes on an additional $5,000,000 equity financing from strategic or institutional investors, or (ii) the Company has four consecutive quarters of positive cash flow as reflected on the Company’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Commission. The holders of Series A-1 preferred stock are entitled to receive equivalent dividends on an as-converted basis whenever the Company declares a dividend on its Common Stock, other than dividends payable in shares of Common Stock. The holders of the Series A-1 preferred stock are entitled to a liquidation preference of $500 per share of Series A-1 preferred stock upon the liquidation of the Company. The Series A-1 preferred stock is not redeemable.

The holders of Series A-1 preferred stock also possess the following voting rights: each share of Series A-1 preferred stock shall represent that number of votes equal to the number of shares of Common Stock issuable upon conversion of a share of Series A-1 preferred stock. The holders of Series A-1 preferred stock and the holders of Common Stock shall vote together as a class on all matters except: (i) regarding the election of the board of directors of the Company (as set forth below); (ii) as required by law; or (iii) regarding certain corporate actions to be taken by the Company (as set forth below).

The approval of at least two-thirds of the holders of Series A-1 preferred stock voting together as a class, shall be required in order for the Company to: (i) merge or sell all or substantially all of its assets or to recapitalize or reorganize; (ii) authorize the issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 preferred stock; (iii) redeem, repurchase or acquire indirectly or directly any of its equity securities, or to pay any dividends on the Company’s equity securities; (iv) amend or repeal any provisions of its certificate of incorporation or bylaws that would adversely affect the rights, preferences or privileges of the Series A-1 preferred stock; (v) effectuate a significant change in the principal business of the Company as conducted at the effective time of the Recapitalization; (vi) make any loan or advance to any entity other than in the ordinary course of business unless such entity is wholly owned by the Company; (vii) make any loan or advance to any person, including any employees or directors of the Company or any subsidiary, except in the ordinary course of business or pursuant to an approved employee stock or option plan; and (viii) guarantee, directly or indirectly any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business. In addition, the unanimous vote of the board of directors is required for any liquidation, dissolution, recapitalization or reorganization of the Company. The voting rights of the holders of Series A-1 preferred stock set forth in this paragraph shall be terminated immediately upon the closing by the Company of at least an additional $5,000,000 equity financing from strategic or institutional investors.

In addition to the voting rights described above, the holders of a majority of the shares of Series A-1 preferred stock are entitled to appoint two observers to the Company’s board of directors who shall be entitled to receive all information received by members of the board of directors, and shall attend and participate without a vote at all meetings of the Company’s board of directors and any committees thereof. At the option of a majority of the holders of Series A-1 preferred stock, such holders may elect to temporarily or permanently exchange their board observer rights for two seats on the Company’s board of directors, each having all voting and other rights attendant to any member of the Company’s board of directors. As part of the Recapitalization, the right of the holders of Series A-1 preferred stock to elect a majority of the voting members of the Company’s board of directors shall be terminated.

Comparison of Preferred Stockholder Rights Before and After the Recapitalization

The following is a comparison of the rights and preferences of the Level 8 Series A-3, B-3, C and D preferred stock, to the rights and preferences of Series A-1 preferred stock. The summary below is not intended to be relied upon as an exhaustive list of all differences or a complete description of the differences, and is qualified in its entirety by reference to our certificate of incorporation, applicable certificates of Designations and our bylaws.

Series A-3, B-3, C and D preferred stock	Series A-1 preferred stock

Voting Rights	Voting Rights

The holders of Common Stock and holder of each of the series of preferred stock are entitled to vote together jointly on all matters. Holders of preferred stock are entitled to a number of votes equal to the number of shares of Company Common Stock into which the preferred stock is convertible.

So long as any shares of the preferred stock are outstanding, the approval of the holders of at least two-thirds (85% in the case of the Series A-3, B-3 and C preferred stock) and two-third (66% in the case of the Series D) of the outstanding shares of every series of preferred stock voting together as an individual class (and with respect to the altering of rights of a particular series of preferred stock, such series shall only vote if that particular series is affected) will be required in order for the Company to:

The holders of Common Stock and holders of the Series A-1 preferred stock are entitled to vote together jointly on all matters except as provided in the following paragraphs.

Each of the holders of preferred stock is entitled to a number of votes equal to the number of shares of Common Stock into which the preferred stock is convertible.

Until the closing by the Company of an additional $5,000,000 equity financing from institutional investors, approval of the holders of at least two-thirds of the outstanding shares of the Series A-1 preferred stock voting together separately as a class will be required for:

a)    alter or change the rights, preferences or privileges of any series of the preferred stock;
b)    alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely any series of the preferred stock;
c)    create any securities that are superior in rank to any series of preferred stock;
d)    create any securities that are pari passu in rank to any series of preferred stock;
e)     increase the authorized number of shares of any series of preferred stock;
f)     issue any shares of securities that are superior

a)   a merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the Company;
b)    the authorization or issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 preferred stock. (excluding debt not convertible into any such senior or pari passu equity security);
c)    the redemption, repurchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other than the repurchase of equity securities of the Company at cost upon termination of employment or service pursuant to vesting agreements or stockholder agreements or a or pari passu in rank to any series of preferred stock;
g)    issue any shares of preferred stock other than pursuant to the stock purchase agreement applicable to any particular series of preferred stock;
h)    redeem, or declare or pay any cash dividend or distribution on any securities that are junior in rank to any series of preferred stock;
i)      increase the par value of the Common Stock;
j)     issue any debt securities that would have any preference over any series of preferred stock upon the liquidation of the Company;
k)    cause the Company to issue securities such that it would exceed the issuance cap set forth in the certificate of Designations for each of the Series A-3 and B-3 preferred stock; or
l)     issue, grant or sell, or be deemed to have issued, granted or sold, any shares of Common Stock, or options, rights or warrants to purchase Common Stock at a price per share less than the conversion price then applicable to such series of preferred stock.

repurchase of the Series A-1 preferred stock) or the payment of dividends or other distributions on equity securities by the Company (other than on the Series A-1 preferred stock);
d)   any amendment or repeal of any provision of the Company’s certificate of incorporation or by-laws that would adversely affect the rights, preferences or privileges of the Series A-1 preferred stock;
e)    a significant change in the principal business of the Company as conducted by the Company at the time of the consummation of the closing of the Recapitalization;
f)     the making of any loan or advance to any entity other than in the ordinary course of business unless it is wholly owned by the Company;
g)    the making of any loan or advance to any person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the board of directors; or
h)    the guarantee, directly or indirectly, of any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business.

The holders of a majority of the outstanding shares of the Series A-1 preferred stock shall be entitled to appoint two board observers who shall be entitled to receive all information received by the board of directors and to attend and participate without vote at meetings of the board of directors and its committees. At the option of the holders of a majority of the outstanding shares of the Series A-1 preferred stock, the holders of the Series A-1 preferred stock may temporarily or permanently exchange their board observer rights for two seats on the board of directors, each having one vote.

Board of Directors	Board of Directors

The holders of Common Stock and the holders of each of the series of preferred stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of Common Stock and the holders of the Series A-1 preferred stock are entitled to vote together jointly to elect directors. A plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors is required in order to elect a director.

The holders of the Series A-1 preferred stock shall be entitled, upon their election to do so, to elect two directors of the board of directors by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors, voting separately as a class.

Because the Company did not have aggregate .

consolidated revenues of more than $1,500,000 as reflected on its financial statements for the six months ended December 31, 2004, the holders of the Series A-1 preferred stock would have had the right, but not the obligation, to elect a majority of the voting members of the board of directors. However, upon approval of the Recapitalization, such right of holders of the Series A-1 preferred stock to elect the majority of the board shall terminate as part of the Recapitalization

Dividends	Dividends

The holders of Series C and D preferred stock are entitled to receive equivalent dividends on an as-converted basis whenever the Company declares a dividend on its Common Stock, other than dividends payable in shares of Common Stock.

The holders of Series A-3 and B-3 preferred stock are not entitled to dividends unless declared by the board of directors.

The holders of Series A-1 preferred stock are entitled to receive equivalent dividends on an as-converted basis whenever the Company declares a dividend on its Common Stock, other than dividends payable in shares of Common Stock.

Redemption	Redemption

Series A-3, B-3 and C preferred stock is redeemable at the option of the Company at a redemption price of the original per share issuance price plus declared and unpaid dividends, if the following conditions are met: (i) less than 5% of the originally issued shares of that particular series are outstanding, and (ii) the price per share of the Company’s Common Stock is greater than $5.00 for Series C, $16.00 for Series A-3, and $25.06 for Series B-3 for at least 20 trading days.

Series D preferred stock is redeemable at the option of the holder under certain circumstances such as bankruptcy, merger or change of control at a redemption price calculated pursuant to a formula set forth in the Certificate of Designations for the Series D preferred stock.
The Series A-1 preferred stock is not redeemable.

Conversion	Conversion

Series A-3, B-3, C and D preferred stock are each convertible at any time at the option of the holder. The initial conversion prices for each series are: Series A-3 $3.50 previously reduced from $8.333 per share; Series B-3 $4.00 previously reduced from $12.531 per share; Series C $.25 previously reduced from $0.38 per share; and Series D $.20 previously reduced from $0.32 per share.

The Series A-1 preferred stock is convertible at any time at the option of the holder into an initial conversion ratio of 1,000 shares of Common Stock of the Company for each share of Series A-1 preferred stock. The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of the Company.

The Series A-1 preferred stock is also convertible on a automatic basis in the event that (i) the Company closes on an additional $5,000,000 equity financing from strategic or institutional investors, or (ii) the Company has four consecutive quarters of positive cash flow as reflected on the Company’s financial statements prepared in accordance with generally accepted accounting principals (“GAAP”) and filed with the Commission.

Anti-Dilution Protection	Anti-Dilution Protection

The Series C preferred stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by the Company to all common stockholders of rights to purchase Common Stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities.

The Series A-3 and B-3 preferred stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by the Company to all common stockholders of rights to purchase Common Stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities. In addition, the conversion price shall be adjusted in the event that any Common Stock is sold at a lower price than the conversion price.

The Series D preferred stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, merger, consolidation or other corporate changes, and the issuance by the Company to all common stockholders of distributions or spin-offs, or the issuance to all common stockholders of any rights to purchase the Company’s Common Stock.

The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of the Company.

Liquidation Preference	Liquidation Preference

The holders of each series of preferred stock are entitled to a liquidation preference of $1,000 per share of preferred stock upon the liquidation of Level 8.	The holders of the Series A-1 preferred stock are entitled to a liquidation preference of $500 per share of Series A-1 preferred stock upon the liquidation of the Company.

Other Rights	Other Rights

The holders of Series A-3 and B-3 preferred stock are also entitled to receive warrants to purchase Common Stock upon either a subsequent financing or a loan from an unaffiliated lender. In addition, the occurrence of certain events will trigger a 14% per annum dividend that will accrue until such events are cured.

Until the second anniversary of the issuance date of the Series D preferred stock, the holders of the Series D preferred stock have rights to participate on a pro rata basis in any subsequent issuances of securities by the Company, including common and preferred stock.
The holders of the Series A-1 preferred stock are not entitled to any additional rights except as may be set forth in the Certificate of Designation.

Dilutive Effects of Preferred Shareholdings	Dilutive Effects of Preferred Shareholdings

The Series A-3 and B-3 preferred stock conversion price shall be adjusted upon any dividends, stock splits, reverse stock splits, and the issuance by the Company to all common stockholders of rights to purchase Common Stock at a lower price than the conversion price, or the issuance to all common stockholders of any indebtedness or assets or rights to purchase any securities. In addition, the conversion price shall be adjusted in the event that any Common Stock is sold at a lower price than the conversion price.

The initial conversion ratio shall be adjusted in the event of any stock splits, stock dividends and other recapitalizations of the Company. No other anti-dilution protection is afforded the Series A-1 holders.

Under current conversion rates, holders of Series A-3, B-3, C and D preferred shares are eligible to receive 8,504,610 shares of the Company’s common stock.

There are no current provisions entitling any class of preferred shareholdings or collective class of preferred shareholdings to any representation on the Company’s Board of Directors.

Under the amended conversion rates, post recapitalization, these same holders will be entitled to receive 860,773 shares of Cicero common stock.

The holders of the Series A-1 preferred stock shall be entitled, upon their election to do so, to elect two directors of the board of directors by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors, voting separately as a class.

Par Value of Capital Stock; Surplus; Capital

The additional paid in capital of the Company will be increased by $1,061,000 following the consummation of the Recapitalization and this is attributable to the conversion of the remaining shares of Level 8 Series D preferred stock into shares of Series A-1 preferred stock. The redemption provisions of the Level 8 Series D preferred stock are being waived as part of the Recapitalization and the accounting for the Level 8 Series D preferred stock as mezzanine financing is no longer applicable.

Under the terms of the Note and Warrant Offering, the Senior Reorganization Noteholders will receive additional warrants which will be automatically cashlessly exercised for 19,360,959 shares of Common Stock by applying the difference between the $0.002 exercise price and the average trading price of the Common Stock for the three days prior to the effective date of the Recapitalization. In addition, certain Senior Reorganization Noteholders exercised existing warrants that will convert to 582,010 shares of Common Stock. The Company will be required to allocate the proceeds received from the Note and Warrant Offering between the warrants exercised and the future warrants granted. We will employ the Black-Scholes valuation method to determine the fair value of the warrants exercised and the additional warrants issued. The Note and Warrant Offering amounted to approximately $2,559,000. Of that amount, approximately $979,000 represents the exercise price of existing warrants that was loaned to the Company for which the warrant holders will receive both additional warrants and early adopter warrants. Using the Black Scholes formula, the Company has determined that the fair value of the warrants granted to this tranche is approximately $359,000. The difference between the fair value of the additional warrants and the total invested in this tranche or $620,000 is treated as a beneficial conversion and fully amortizable. The second tranche of investment that consisted of those warrant holders who loaned the exercise price of their existing warrants, and will receive additional warrants but no early adopter warrants, amounted to approximately $107,000. Using Black Scholes, the Company has determined that the fair value of the warrants granted to this tranche is approximately $33,000 and the beneficial conversion amount is $74,000. The third tranche consisted of investors who had no existing warrants and will only receive additional warrants upon consummation of the Recapitalization. The total investment in this tranche is $1,473,000. Using Black Scholes, the Company has determined that the fair value of the warrants granted to this tranche is approximately $665,000 and the beneficial conversion amount is $808,000. Based upon the allocation of the proceeds, we believe that the effective conversion price of the stock will be less than the fair value of the Company’s Common Stock on the date of issuance. Since this beneficial conversion feature is immediately convertible upon issuance, the Company will fully amortize this beneficial conversion feature on the date of issuance.

Vote Required for Proposal 4

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to approve this proposal. Abstentions will be treated as votes against the proposal and broker non-votes will have no effect on the voting results.

The board of directors recommends that stockholders vote FOR Proposal 4.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

When considering the recommendation of Level 8’s board of directors, you should be aware that some directors and executive officers have interests in the Recapitalization, which may conflict with their interests as stockholders. Certain of our directors own, or have options or warrants to acquire, shares of our capital stock, and some of our directors are holders, or are affiliated with holders, of our preferred stock or debt. Accordingly, these directors may have interests in the Recapitalization that are different from, or are in addition to, your interests. These interests include:

•
Anthony Pizi, Chief Information Officer of Level 8, owns, as of June 30, 2006, 1,833,300 shares subject to stock options exercisable within sixty (60) days and 394,737 shares of Common Stock issuable upon conversion of Series C preferred stock. The exercise prices of the warrants before reduction to $0.10 are as follows: (i) 90,118 shares exercisable at $0.17 per share of Common Stock; (ii) 560,000 shares exercisable at $0.20 per share of Common Stock; and (iii) 185,624 shares exercisable at $0.32 per share of Common Stock. Mr. Pizi owns 223,330 shares of Level 8 Common Stock. Mr. Pizi holds convertible promissory notes amounting to $227,320 and convertible, at the option of the holder (as to which he has agreed to convert such notes), into 920,388 shares of Level 8 Common Stock, and 835,742 shares of Common Stock issuable upon the exercise of warrants issued in connection with such convertible promissory notes, prior to the Recapitalization. In addition, Mr. Pizi is separately owed $423,333 by Level 8, evidenced by a Senior Reorganization Note, which may be converted into warrants to purchase an additional 57,165,993 shares of Common Stock of Level 8 at an exercise price of $0.002 per share. These warrants are only issuable upon approval of the Recapitalization, and are to be automatically exercised in connection with the consummation of the Recapitalization. Mr. Pizi also holds, in connection with the Senior Reorganization Notes, 1,166,666 Early Adopter Warrants which, upon consummation of the Recapitalization, convert into 58,333 warrants at an exercise price of $2.00 per share of Common Stock. As part of the Senior Reorganization Notes Mr. Pizi advanced the adjusted exercise price of 450,000 warrants. Upon the consummation of the Recapitalization, Mr. Pizi will receive 23,750 shares of Common Stock representing the underlying shares supporting the warrant exercise. Mr. Pizi also holds $85,000 of Convertible Bridge Notes which bear interest at 10% and matured on September 15, 2005. Upon consummation of the Recapitalization, these notes will automatically convert into 3,400,000 shares of Common Stock. Mr. Pizi is a son-in-law of Mark and Carolyn Landis. The above conversions assumes a Reverse Stock Split Ratio of 20:1.

The table below illustrates the holdings of Mr. Pizi as of June 30, 2006 on a common equivalent basis before and after the Recapitalization.

	Ownership of the Company
	Before the Recapitalization		After the Recapitalization		Ownership of the Company
	Share Ownership	Percentage	Share Ownership	Amount Invested	Share Ownership	Percentage (1)
Series C preferred stock	394,737	0.4%	600,000	$150,000
Series A-1 preferred stock(4)					555,082	0.4%
Common Stock (2)(3)	223,330	0.3%	223,330	$18,333	6,293,217	4.4%
Warrants(5)	835,742	0.9%	360,742		18,037
Stock Options	1,833,300	2.0%	1,833,300		91,665	*
Convertible Promissory Notes	920,388	1.0%	10,501,647	$227,320
Convertible Bridge Notes			68,000,000	$85,000
Senior Reorganization Notes			58,332,659	$423,333	58,333	* %
Total	4,207,497	4.6%	139,851,678	$903,986	7,016,334	4.9%

* Represents less than 0.1%.
(1)
Includes all issued and outstanding shares of Common Stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 Common Stock as of June 30, 2006.

(2)
The number of shares includes shares issued upon the exercise of warrants and shares purchased from Level 8. The amount invested does not include amounts paid to third parties in private or market transaction, if any.

(3)	Common Stock includes the conversion of $85,000 of Convertible Bridge Notes and $423,333 of Senior Reorganization Notes.
(4)	Series A-1 preferred stock includes the conversion of Level 8 Series C preferred stock and $227,320 of convertible promissory notes.
(5)
Mr. Pizi advanced the exercise price on 475,000 warrants which upon consummation of the Recapitalization will convert into 23,750 shares of Common Stock. The remaining warrants will be adjusted via the exchange ratio.

•
Mark Landis, Chairman of the Board of Level 8, and his spouse, Carolyn Landis, who are parents-in-law to Mr. Pizi, own, as of June 30, 2006, 117,594 shares of Common Stock issuable upon the exercise of warrants exercisable at $0.37 per share of Common Stock. Mr. and Mrs. Landis own 581,623 shares of Level 8 Common Stock, and hold convertible promissory notes amounting to $500,000 and convertible at the option of the holder (as to which he has agreed to convert such notes), into 4,102,679 shares of Level 8 Common Stock, and 5,102,679 shares of Common Stock issuable upon the exercise of warrants issued in connection with such convertible promissory notes, prior to the Recapitalization. The exercise prices of the warrants before reduction to $0.10 are as follows: (i) 1,875,000 exercisable at $0.08 per share of Common Stock; (ii) 2,000,000 shares exercisable at $0.10 per share of Common Stock; (iii) 781,250 shares exercisable at $0.16 per share of Common Stock; and (iv) 446,429 shares exercisable at $0.28 per share of Common Stock. In addition, the Landis’ are separately owed $327,860 by Level 8, evidenced by Senior Reorganization Notes, which may be converted into warrants to purchase an additional 44,234,523 shares of Common Stock of Level 8 at an exercise price of $0.002 per share. These warrants are only issuable upon approval of the Recapitalization, and are to be automatically exercised in connection with the consummation of the

Recapitalization. Mr. Landis also holds, in connection with the Senior Reorganization notes, 3,057,206 Early Adopter Warrants which, upon consummation of the Recapitalization, convert into 152,560 warrants at an exercise price of $2.00 per share of Common Stock. As part of the Senior Reorganization Notes Mr. Landis advanced the adjusted exercise price of 3,095,280 warrants. Upon consummation of the Recapitalization, Mr. Landis will receive 154,764 shares of Common Stock of the Company representing the underlying shares supporting the warrant exercise. Mr. Landis also holds $395,000 of Convertible Bridge Notes which bear interest at 10% per annum and matured on September 15, 2005. Upon consummation of the Recapitalization, these notes will automatically convert into 15,800,000 shares of Common Stock. The above conversions assumes a Reverse Stock Split Ratio of 20:1.

The table below illustrates the holdings of Mark and Carol Landis as of June 30, 2006 on a common equivalent basis before and after the Recapitalization.

	Ownership of the Company
	Before the Recapitalization		After the Recapitalization		Ownership of the Company
	Share Ownership	Percentage	Share Ownership	Amount Invested	Share Ownership	Percentage(1)
Series C preferred stock				$100,000
Series A-1 preferred stock(4)					6,630,682	4.6%
Common Stock (2)(3)	631,623	0.7%	581,623	$818,333	18,195,571	12.6%
Warrants(5)	5,220,273	5.7%	2,125,000		106,250	0.1%
Convertible Promissory Notes	4,102,679	4.5%	132,613,642	$500,000
Convertible Bridge Notes (3)			292,000,000	$345,000
Senior Reorganization Notes (3)			47,291,729	$327,860	152,860	0.1%
Total	9,954,575	10.9%	474,611,994	$2,091,193	25,085,363	17.5%

* Represents less than 0.1%.
(1)
Includes all issued and outstanding shares of Common Stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 Common Stock as of June 30, 2006.

(2)
The number of shares includes shares issued upon the exercise of warrants and shares purchased in market transactions. The amount invested does not include amounts paid to third parties in private or market transaction, if any.

(3)	Common Stock includes the conversion of $365,000 of Convertible Bridge Notes and $327,860 of Senior Reorganization Notes.
(4)	Series A-1 preferred stock includes the conversion of $500,000 of convertible promissory notes.
(5)
Mr. Landis advanced the exercise price on 3,095,273 warrants which upon consummation of the Recapitalization will convert into 154,764 shares of Common Stock. The remaining warrants will be adjusted via the exchange ratio.

•
Bruce Miller, a director of Level 8, owns, as of June 30, 2006, convertible promissory notes amounting to $30,000, convertible at the option of the holder (as to which he has agreed to convert such notes) into 428,571 shares of Level 8 Common Stock. In addition, Mr. Miller is separately owed $77,706 by Level 8, evidenced by Senior Reorganization Notes, which may be converted into warrants to purchase an additional 11,456,727 shares of Common Stock of Level 8 at a purchase price of $0.002 per share. These warrants are only issuable upon approval of the Recapitalization, and are to be automatically exercised in connection with the consummation of the Recapitalization. Mr. Miller also holds, in connection with the Senior Reorganization Notes, 954,116 Early Adopter Warrants which, upon consummation of the Recapitalization, convert into 47,706 warrants at an exercise price of $2.00 per share of Common Stock. As part of the Senior Reorganization Notes Mr. Miller advanced the adjusted exercise price of 277,060 warrants. Upon consummation of the Recapitalization, Mr. Miller will receive 13,853 shares of Common Stock. Mr. Miller also holds $90,000 of Convertible Bridge Notes which bear interest at 10% per annum and matured on September 15, 2005 and June 30, 2006. Upon consummation of the Recapitalization, this note will automatically convert into 3,600,000 shares of Common Stock. Note all of the above conversions assumes a Reverse Stock Split Ratio of 20:1.

The table below illustrates the holdings of Bruce Miller as of June 30, 2006 on a common equivalent basis before and after the Recapitalization. The common stock issuable post reverse stock split assumes a reverse stock split ratio of 20:1.

	Ownership of the Company
	Before the Recapitalization		After the Recapitalization		Ownership of the Company
	Share Ownership	Percentage	Share Ownership	Amount Invested	Share Ownership	Percentage(1)
Series A-1 preferred stock(4)					300,000	0.2%
Common Stock (2)(3)					5,261,496	3.7%
Warrants(5)	277,058	0.3%
Convertible Promissory Notes	428,571	0.5%	6,000,000	$30,000
Convertible Bridge Notes			72,000,000	$90,000
Senior Reorganization Notes			11,179,669	$77,706	47,706
Total	705,629	0.8%	89,179,669	$197,706	5,609,202	3.9%

* Represents less than 0.1%.
(1)
Includes all issued and outstanding shares of Common Stock, shares issuable upon conversion of preferred stock, shares issuable upon the exercise of options and warrants, shares issuable upon conversion of convertible promissory notes and shares issuable upon conversion of Convertible Bridge Notes. Does not include shares issuable upon exercise of options and warrants having exercise prices in excess of the fair market value of Level 8 Common Stock as of June 30, 2006.

(2)	The number of shares includes shares issued upon the exercise of warrants and shares purchased in market transactions. The amount invested includes only amounts paid upon the conversion of warrants.
(3)	Common Stock includes the conversion of $90,000 of Convertible Bridge Notes and $77,706 of Senior Reorganization Notes.
(4)	Series A-1 preferred stock includes the conversion of $30,000 of convertible promissory notes.
(5)	Mr. Miller advanced the exercise price on 227,058 warrants which upon consummation of the Recapitalization will convert into 13,853 shares of Common Stock.

•
Until July 22, 2005, but during the period when the terms of the Recapitalization were being negotiated, Nicholas Hatalski was a director of Level 8, and owned $25,000 of convertible promissory notes, convertible, at the option of the holder (as to which he has agreed to convert such notes), into 78,125 shares of Common Stock issuable upon the exercise of warrants issued in connection with such convertible promissory notes;

•
John Broderick, Chief Executive Officer and Chief Financial Offer of Level 8, owns $2,300 of Senior Reorganization Notes which may be converted into warrants to purchase 333,333 shares of Level 8 Common Stock at an exercise price of $0.002 per share, and options to purchase 1,099,200 shares of Common Stock under the Level 8 stock option plan that will convert into options to purchase Common Stock. Such warrants are only issuable upon approval of the recapitalization, and are to be automatically exercised in connection with the consummation of the recapitalization;

•
Bruce Hasenyager, a member of Level 8’s board of directors, holds $4,061 of Convertible Bridge Notes which bear interest at 10% and matured on September 15, 2005. Upon consummation of the Recapitalization, this note will automatically convert into 3,248,500 shares of Common Stock;

•
Charles Porciello, a member of Level 8’s board of directors, holds $10,000 of Convertible Bridge Notes which bear interest at 10% and matured on March 31, 2006. Upon consummation of the Recapitalization, this note will automatically convert into 8,000,000 shares of Common Stock;

•
Bruce Percelay, a member of Level 8’s board of directors, holds $1,300,000 of Convertible Bridge Notes which bear interest at 10% and matured on December 31, 2005 and June 30, 2006. Upon consummation of the Recapitalization, this note will automatically convert into 80,000,000 shares of Common Stock;

•
Rick Atherton, a member of Level 8’s board of directors, holds $15,000 of Convertible Bridge Notes which bear interest at 10% and matured on March 31, 2006. Upon consummation of the Recapitalization, this note will automatically convert into 12,000,000 shares of Common Stock. Mr. Atherton also holds $20,000 of Senior Reorganization Notes which upon consummation of the Recapitalization will convert into 2,898,560 shares of Common Stock;

•
Executive officers and directors hold options under the Level 8 stock option plan to purchase Level 8 Common Stock that will convert into options to purchase Common Stock. As of June 30, 2006, the exercise price of all such options exceeds the market value; and

•	Following the Recapitalization, the current members of Level 8’s board of directors will remain directors.

In addition, participants in the Note and Warrant Offerings hold a senior position with respect to indebtedness and liquidity. As a result of these interests, certain of our directors and officers may be more likely to approve the Recapitalization than stockholders generally.

Further, the Company entered into arrangements with certain other parties in connection with the Recapitalization. The Company has verbally agreed with Lemery Greisler LLC, its former legal advisor, that a portion of its legal fees incurred and directly attributable to the Recapitalization would be paid in Common Stock after the Recapitalization is effective. Specifically, under the terms of the agreement, the Company has agreed to issue 50,000 shares of Common Stock upon approval of the Recapitalization; and the Company has agreed as part of note purchase agreement to award Brown Simpson Partners I, Ltd. the sum of 50,000 shares of Common Stock as their compensation for providing financial advisory services with respect to the Recapitalization, including structuring and negotiating the terms of the Recapitalization. These shares are only issuable upon approval of the Recapitalization.

FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION

This section summarizes the material federal income tax consequences of the Recapitalization that are applicable to holders of Common Stock or preferred stock of the Company. This summary does not address all federal income tax consequences that may be relevant to a particular holder of Common Stock or preferred stock, or any foreign, state or local tax considerations. Accordingly, holders of Common Stock or preferred stock are urged to consult their own tax advisors as to the specific federal, foreign, state and local tax consequences to them as a result of the Recapitalization.

This summary does not address the tax treatment of special classes of holders of stock of the Company, including, for example: banks and other financial institutions; holders who are not United States persons (as defined in the Code); tax-exempt entities; insurance companies; subchapter S corporations; dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; holders who acquired our stock through the exercise of an employee stock option or warrants or otherwise as compensation; persons whose functional currency is not the United States dollar; U.S. expatriates; persons subject to the alternative minimum tax; or holders who have held, or will hold, stock as part of a “straddle”, hedging, or conversion transaction or a constructive sale for federal income tax purposes.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof, all of which are subject to change, possible with retroactive effect. Any such change could affect the continuing validity of the statements and conclusions below. The Company has not nor will it request a ruling from the Internal Revenue Service regarding the tax consequences of the Recapitalization.

Assuming the Recapitalization is consummated in accordance with the terms described in this Proxy Statement, the Recapitalization would be treated as a reorganization within the meaning of Section 368(a)(1)(e) of the Code. Accordingly, for federal income tax purposes: (i) no gain or loss would be recognized by the holders of shares of the Company Common Stock, the Company Series A-3, B-3, C, or D preferred stock upon approval of the Recapitalization, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Common Stock; (ii) the aggregate tax basis of the shares received in the Recapitalization would be the same as the aggregate tax basis of the shares of Common Stock that that were held prior to the Recapitalization; (iii) the holding period of the shares of the Company after the Recapitalization would include the period for which the shares of Common Stock were held prior to the Recapitalization; (iv) the aggregate tax basis of the shares of Series A-1 preferred stock received in the Recapitalization would be the same as the aggregate tax basis of the shares of preferred stock (of all series) that were exchanged therefor in the Recapitalization; (v) the holding period of the shares of Series A-1 preferred stock received in the Recapitalization would include the period for which the shares of Level 8 preferred stock (of all series) that were exchanged therefor were held, provided such shares were held as a capital asset and (vi) holders who receive cash instead of a fractional share of Common Stock would be considered as having received the fractional share pursuant to the Recapitalization and then having exchanged the fractional share for cash in a redemption. As a result, such holders would generally recognize gain or loss equal to the difference between the amount of cash received and the basis in their fractional share as set forth above. The gain or loss would be capital gain or loss if such fractional share was held as a capital asset, and would be long term capital gain or loss if, as of the effective date of the Recapitalization, such holder’s holding period for such fractional share is greater than one year.

Non-corporate U.S. holders of Common Stock may be subject to information reporting and backup withholding at a 28% rate on any cash payments received in lieu of a fractional share. Such holders will not be subject to backup withholding, however, if they:

•  furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal to be delivered to the holders following the completion of the recapitalization; or

•  are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that holder’s U.S. federal income tax liability, provided the required information or appropriate claim for refund is furnished to the Internal Revenue Service.

In addition, a holder who receives Common Stock or preferred stock as a result of the Recapitalization will be required to retain records pertaining to the Recapitalization and will be required to file with such holder's United States federal income tax return for the year in which the Recapitalization takes place a statement setting forth facts relating to the Recapitalization.

The Company should not recognize gain or loss for federal income tax purposes as a result of the Recapitalization.

EACH HOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE RECAPITALIZATION, IN LIGHT OF SUCH HOLDER’S SPECIFIC CIRCUMSTANCES.

ACCOUNTING TREATMENT OF THE RECAPITALIZATION

Once the Recapitalization is completed, the Recapitalization would be accounted for as an induced conversion, and accordingly, net income per share available to common stockholders would reflect a charge for the difference between the value of the shares of Common Stock issued to the holders of our Series A-3, B-3, C and D preferred stock and the convertible promissory notes and the value of the shares they would have otherwise been issued under the original conversion terms. The assets and liabilities would continue to be recorded at historical amounts following the Recapitalization. There would be no change in the carrying value of assets. Liabilities would be reduced by the Senior Reorganization Notes, convertible debt that converts upon the election of the holder and certain accounts payable that represent the costs of the Recapitalization, which would be settled through paid in capital upon the Recapitalization. The Series A-3, B-3, C and D preferred stock and the convertible promissory notes converted and the related paid in capital would be reclassified to Series A-1 preferred stock and Common Stock and paid in capital, consistent with the number of shares issued upon conversion. The Company anticipates the increase in stockholders equity to be approximately $6,951,000.

POSSIBLE ANTI-TAKEOVER EFFECTS OF THE INCREASE IN AUTHORIZED SHARES AND REVERSE STOCK SPLIT

If Proposal 2 is approved as part of our Recapitalization, we will have increased the number of shares of Common Stock from 85 million to 215 million. Many of these shares will be needed because of the Recapitalization but authorized and unissued shares of Common Stock will be available to be issued following the Recapitalization. If Proposal 3 is approved as part of our Recapitalization, we will effect a reverse stock split in the range of 20:1 to 100:1. Among other things, Proposals 2 and 3 must each be approved before the Recapitalization can occur. The effect of Proposals 2 and 3, taken together will be, when compared to the current numbers of authorized and issued shares of Common Stock, to significantly increase the number of authorized and unissued shares in relation to the number of shares issued and outstanding. In addition, there will remain authorized but unissued shares of preferred stock.

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although shares of Common Stock and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that our certificate of incorporation contains few other anti-takeover provisions and our board has not felt the need to implement anti-takeover provisions in the past.

It is also true that the board of directors may make, adopt, alter, amend or repeal our bylaws but these same powers also rest with our stockholders.

The power of the board of directors to amend our bylaws and issue shares of Common Stock or preferred stock could reduce the ability of a third party to attempt a takeover of Level 8. That power could enable our board of directors to thwart a third party transaction that might have been welcomed by our independent stockholders and might have provided an above-market premium to our market price. However, there are no current plans or proposals to adopt other provisions or enter into other arrangements that might have material anti-takeover consequences.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 is based on Level 8’s audited consolidated balance sheet as of December 31, 2005 and gives effect to the transactions described below as if each had occurred on December 31, 2005. The unaudited pro forma condensed consolidated statement of operations as of December 31, 2005 has been derived from Level 8’s audited consolidated statement of operations for the year ended December 31, 2005. All conversions assumes a 20:1 reverse stock split ratio. Proposal 2 above seeks shareholder approval for a range of 20:1 to 100:1 with final determination made by the Company’s Board of Directors.

•
44,502,378 weighted average common shares outstanding of the Company as of December 31, 2005, will convert into 2,225,119 shares of the Company under the reverse split ratio within the recapitalization. See footnote (a) to the pro forma financial statements.

•
$2,559,000 of Senior Reorganization Notes as of December 31, 2005 will be cancelled, upon approval of the Recapitalization and existing warrants to purchase 11,640,203 shares of Common Stock in respect of which the exercise price was loaned to the Company will be automatically exercised at $0.10 per share and converted into 582,010 shares of Common Stock. Additionally, the Senior Reorganization Noteholders will be granted Additional Warrants to purchase 19,360,959 shares of Common Stock (less the number of shares to be applied to the cashless exercise) at an exercise price of $0.04 per share ($0.002 per share before the Recapitalization) and will be deemed issued and exercised. See footnote (b) to the accompanying pro forma financial statements.

•
As of December 31, 2005, the Company had entered into $1,760,000 of Convertible Bridge Notes. These Notes will automatically convert into shares of Common Stock upon effectiveness of the Recapitalization at a conversion rate of $0.025 resulting in 70,402,928 shares of Common Stock being issued. See footnote (c) to the accompanying pro forma financial statements.

•
$992,320 of convertible promissory notes will convert into 7,957 shares of Series A-1 preferred stock. At October 7, 2005, holders of $942,320 principal amount have agreed to convert upon effectiveness of the Recapitalization. This assumes that the remaining convertible promissory noteholders, having $50,000 principal amount of convertible promissory notes, elect to convert in the Recapitalization. See footnote (d) to the accompanying pro forma financial statements.

•
The Company has verbally agreed with one of its vendors that part of its legal fees incurred and directly attributable to the Recapitalization would be paid in Common Stock after the Recapitalization is effective. Specifically, under the terms of the agreement, the Company has agreed to issue 50,000 shares of Common Stock upon effectiveness of the Recapitalization. Accordingly, this transaction has been shown as a pro forma adjustment to accrued expenses and paid in capital on the accompanying pro forma balance sheet. See footnote (e) on the accompanying pro forma financial statements.

•
The Company has accrued $271,000 of interest on Senior Reorganization Notes which will be applied to the exercise price of the Additional Warrants that are granted upon consummation of the Recapitalization. See footnote (f) to the pro forma financial statements.

•
The Company has agreed to issue 125,400 shares of Common Stock, and 180,000 warrants at $0.04 per share, to the guarantor of our bank debt, pursuant to an existing agreement which requires that the Company pay down the outstanding bank debt by an amount equal to ten percent (10%) of equity raised, arising from the equity raised in connection with the conversion of the Senior Reorganization Notes. The Company has estimated the compensation expense for this transaction to be $50,000. See footnote (j) to the pro forma financial statements.

•
The Company has agreed as part of the Recapitalization to award Brown Simpson Partners I, Ltd. the sum of 50,000 shares of Common Stock as their compensation for assisting on the Recapitalization. These shares are only issuable upon approval of the Recapitalization. The Company will recognize stock compensation expense upon the issuance of these shares. See footnote (i) to the pro forma financial statements.

•	$45,000 of accrued interest on Convertible Bridge notes recognized during 2005 will be converted to equity on the pro forma balance sheet. See footnote (f) to the pro forma financial statements.

•	1,571 shares of Level 8 Series A-3 preferred stock will convert into 22 shares of Series A-1 preferred stock. See footnote (h) to the pro forma financial statements.

•	30,000 shares of Level 8 Series B-3 preferred stock will convert into 375 shares of Series A-1 preferred stock. See footnote (h) to the pro forma financial statements.

•	991 shares of Level 8 Series C preferred stock will convert into 198 shares of Series A-1 preferred stock. See footnote (h) to the pro forma financial statements.

•	1,060 shares of Level 8 Series D preferred stock will convert into 265 shares of Series A-1 preferred stock. See footnote (g) to the pro forma financial statements.

The pro forma information presented herein does not purport to be indicative of the financial position or results of operations that would have actually occurred had the transactions occurred on the dates indicated or that may occur in the future.

Level 8 Systems, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2005
(in thousands, except per share amounts)

	Historical	Pro forma adjustments		Pro forma consolidated
Assets
Cash and cash equivalents	29			29
Assets of operations to be abandoned	131			131
Trade accounts receivable, net	18			18
Prepaid expenses and other assets	53			53
Total current assets	231			231
				0
Property and equipment, net	10			10
Total assets	241			241

Liabilities and Stockholders' (Deficit)
Senior reorganization debt	2,559	(2,559)	(b)	0
Convertible bridge notes	1,760	(1,760)	(c)	0
Short-term debt	3,481	(992)	(d)	2,489
Accounts payable	2,528	(20)	(e)	2,508
Accrued expenses:				0
Salaries, wages, and related items	1,036			1,036
Other	2,194	(316)	(f)	1,878
Liabilities of operations to be abandoned	490			490
Deferred revenue	78			78
Total current liabilities	14,126	(5,647)		8,479

Long-term debt	130			130
Senior converible preferred stock (Series D)	1,061	(1,061)	(g)	0
Total current liabilities	15,317	(6,708)		8,609
Stockholders' deficit				0
Preferred stock - A1	0	9	(g)	9
Common stock	48	45	(a)	93
Accumulated paid-in capital:
		2,559	(b)
		1,760	(c)
		992	(d)
		20	(e)
		271	(f)
		45	(f)
		20	(i)
		50	(j)
		3,389	(b,c,d)
		1,061	(g)
		(45)	(a)
Additional paid-in capital	210,594	10,122		220,716
Accumulated other comprehensive loss	(3)			(3)
Accumulated deficit	(225,715)	(3,459)		(229,174)
Stockholders' deficit	(15,076)	16,830		(8,368)
Total liabilities and stockholders' equity (deficit)	241	10,122		241

Level 8 Systems, Inc.
Unaudited Pro Forma Consolidated Statement of Operations For The Year Ended December 31, 2005

	Historical	Pro forma adjustments		Pro forma consolidated
Revenue:
Software	$407			$407
Maintenance	147			147
Services	231			231
Total operating revenue	785	-		785

Cost of revenue:
Software	16			16
Maintenance	350			350
Services	822			822
Total cost of revenue	1,188	-		1,188

Gross margin (loss)	(403)	-		(403)

Operating expenses:
Sales and marketing	627			627
Research and product development	891			891
General and administrative	1,137	20	(i)	1,157
Total operating expenses	2,655	20		2,675

Loss from operations	(3,058)	(20)		(3,078)
Other income (charges):
Interest expense	(593)			(593)
Other expense	(30)	(50)	(j)	(80)
	(623)	(50)		(673)
Loss before (benefit) for income taxes	(3,681)	(70)		(3,751)
Income tax (benefit) - foreign	-			-
Net loss	$(3,681)	$(70)		$(3,751)

Accretion of deemed dividends	-	3,389	(b,c,d)	3,389
Net loss applicable to common stockholders	$(3,681)	$(3,459)		$(7,140)
Net loss applicable to common stockholders - basic and diluted	(0.09)			(0.08)
Weighted average common shares outstanding - basic and diluted	44,502			92,976	(k)

(a)
As of December 31, 2005, the Company had 44,502,378 weighted average common shares, which under the terms of the Recapitalization, will be exchanged at a ratio of 2:1 for 2,225,119 shares of Common Stock. Those warrant holders who loaned the Company the first $1,000,000 of the exercise price on their loans will receive Early Adopter warrants at a ratio of 2:1 shares for 582,010 shares of Common Stock. The Company has verbally agreed with Lemory Greasler LLC, its former legal advisor, that part of its legal fees incurred and directly attributable to the Recapitalization would be issued 50,000 shares of Common Stock upon effectiveness of the Recapitalization. The Company has agreed to issue 125,400 shares of Common Stock, and 180,000 warrants at $0.04 per share, to the guarantor of our bank debt. The Company has agreed as part of the Recapitalization to award Brown Simpson Partners I, Ltd. the sum of 50,000 shares of Common Stock as their compensation for assisting on the Recapitalization. The Senior Reorganization Notes, principal only, will automatically be cancelled and converted into 19,360,959 shares of Common Stock. Convertible Bridge Notes, principal only, in the amount of $1,760,000, will automatically be cancelled and converted into 70,402,928 shares of Common Stock.

(b)
$2,559,000 of Senior Reorganization Notes, which represents loans to the Company of the exercise price of 11,640,203 existing warrants, plus other loans, will be deemed cancelled upon approval of the Recapitalization and the underlying warrants will be exercised and exchanged for 582,010 shares of Common Stock. Further, loan holders will receive additional warrants to purchase 19,360,959 shares of Common Stock (less the number of shares to be applied to the cashless exercise of these additional warrants) at an exercise price of $0.04 per share will be deemed exercised. Additionally, those warrant holders who loaned the Company up to the first $1,000,000 of the exercise price on their loans will receive Early Adopter warrants at a ratio of 2:1 for shares issuable upon exercise of each existing warrant exercised at the special exercise price (before adjustment by the exchange ratio) of $0.10 per share. The Company has viewed the Note and Warrant Offering as three separate tranches for purposes of valuing the warrants issued. The initial tranche of approximately $979,0000 includes those warrant holders who exercised their existing warrants through a loan to the Company, are entitled to receive early adopter warrants and are also entitled to receive additional warrants. Using the Black Scholes formula, the Company has determined that the fair value of the warrants granted to this tranche is approximately $359,000. The difference between the fair value of the additional warrants and the total invested in this tranche or approximately $620,000 is treated as a beneficial conversion and fully amortizable. The second tranche of investment that consisted of those warrant holders who loaned the exercise price of their existing warrants, and will receive additional warrants but no early adopter warrants, amounted to approximately $107,000. Using Black Scholes, the Company has determined that the fair value of the warrants granted to this tranche is approximately $33,000 and the beneficial conversion amount is $74,000. The third tranche consisted of investors who had no existing warrants and will only receive additional warrants upon effectiveness of the Recapitalization. The total investment in this tranche is approximately $1,473,000. Using Black Scholes, the Company has determined that the fair value of the warrants granted to this tranche is approximately $665,000 and the beneficial conversion amount is $808,000. The Company’s pro forma entries are as follows:

Senior Reorganization Notes	$2,559,000
Paid-in Capital		$2,559,000
Accumulated deficit	$620,000
Paid-in Capital (beneficial conversion)		$620,000
Accumulated deficit	$74,000
Paid-in Capital (beneficial conversion)		$74,000
Accumulated deficit	$808,000
Paid-in Capital (beneficial conversion)		$808,000

(c)
Convertible Bridge Notes, principal only, in the amount of $1,760,000, will automatically be cancelled and converted into 70,402,928 shares of Common Stock upon effectiveness of the Recapitalization. Using the Black Scholes formula, the Company has determined that the fair value of the stock resulting from the conversion of the Convertible Bridge Notes is approximately $462,000. The difference between the total of the Convertible Bridge Notes and the fair value of the stock received ($1,298,000), is treated as a beneficial conversion and immediately amortizable as the shares are immediately marketable. The Company’s pro forma entries are as follows:

Convertible Bridge Notes	$1,760,000
Paid-in Capital		$1,760,000
Accumulated deficit	$1,298,000
Paid-in Capital (beneficial conversion)		$1,298,000

(d)
Convertible Promissory Notes in the amount of $992,000 convert into 7,957 shares of Series A-1 preferred stock upon effectiveness of the Recapitalization. Holders of all but $50,000 principal amount of secured promissory notes have agreed to convert. The consent of the other holders will be sought after the date hereof. Utilizing the Black Scholes formula, the Company has determined that the fair value of the preferred stock amounts to $403,000. The difference between the fair value of the stock and the total of the Convertible Promissory Notes ($589,000) is treated as accretion of preferred stock and immediately amortizable as these shares are immediately marketable. The Company’s pro forma entries are as follows:

Convertible Promissory Notes	$992,000
Series A-1 preferred stock		$8,000
Paid in Capital		$984,000
Accumulated deficit	$589,000
Paid in Capital (accretion of preferred stock)		$589,000

(e)
Represents conversion of accounts payable into 50,000 shares of Common Stock as payment for legal fees incurred and directly attributable to the Recapitalization. This pro forma adjustment assumes that the Recapitalization was effective on December 31, 2004 and as such, the Company would value the shares being issued at fair value on that date. The fair market value of Common Stock on December 31, 2005 was $0.02 and extrapolating for the fair value of Common Stock, using the exchange ratio of twenty shares for one share, the Company has estimated the fair value of stock on that date to be $0.40. The Company’s pro forma entry is as follows:

Accounts Payable	$20,000
Paid-in Capital		$20,000

(f)
The Company had accrued $271,000 of interest expense relating to Senior Reorganization Notes which upon effectiveness of the Recapitalization, will be applied to the exercise price of the Additional Warrants. $45,000 of accrued interest relating to Convertible Bridge Notes will be converted to equity. The Company’s pro forma entries are as follows:

Accrued Interest Expense	$271,000
	$45,000
Paid-in Capital		$271,000
		$45,000

(g)
Represents conversion of remaining shares of Series D preferred stock into 265 shares of Series A-1 preferred stock. Under the terms of the Recapitalization, each share of Level 8 Series D preferred stock will convert into 0.25 shares of Series A-1 preferred stock. The Company utilized the Black Scholes formula to determine if an accretion of preferred stock was created as a result of the exchange. Based upon that analysis, no accretion of preferred stock arose as a result of this exchange. The Company’s pro forma entry is as follows:

Senior Convertible preferred stock	$1,061,000
Paid-in Capital		$1,061,000

(h)
Represents the conversion of 1,571 shares of Series A-3 preferred stock into 22 shares of Series A-1 preferred stock, 30,000 shares of Series B-3 preferred stock into 375 shares of Series A-1 preferred stock, and 991 shares of Series C preferred stock into 198 shares of Series A-1 preferred stock. Under the terms of the Recapitalization, each share of Series A-3 preferred stock will convert into 0.0142857 shares of Series A-1 preferred stock and each share of Series B-3 preferred stock will convert into 0.0125 shares of Series A-1 preferred stock and, each share of Series C preferred stock will convert into 0.20 shares of Series A-1 preferred stock. The Company utilized the Black Scholes formula to determine if an accretion of preferred stock was created as a result of the exchange. Based upon that analysis, no accretion of preferred stock arose as a result of this exchange.

(i)
Represents the issuance of 50,000 shares of Common Stock as payment to Brown Simpson Partners I, Ltd. in accordance with the terms of the Recapitalization. These shares are contingent upon effectiveness of the Recapitalization and represents fees earned associated with the Recapitalization. This pro forma adjustment assumes that the Recapitalization was effective on December 31, 2004 and as such, the Company would value the shares being issued at fair value on that date. The fair market value of Common Stock on December 31, 2005 was $0.02 and extrapolating for the fair value of Common Stock, using the exchange ratio of one Level 8 share for $ 0.05 share, the Company has estimated the fair value of Common Stock on that date to be $0.40. The Company’s pro forma entry is as follows:

General and Administrative Expense	$20,000
Paid in Capital		$20,000

(j)
Represents the issuance of 124,500 shares of Common Stock for a third-party waiver of a payment obligation. Pursuant to an existing agreement with the guarantor of our bank debt, the Company is obligated to pay down the bank debt by an amount equal to ten percent (10%) of equity raised, arising from the equity raised in connection with the conversion of the Senior Reorganization Notes. The third party guarantor has agreed to waive this payment in return for the compensation. These shares are contingent upon approval of the Recapitalization and represents fees earned associated with the Recapitalization. This pro forma adjustment assumes that the Recapitalization was effective on December 31, 2005 and as such, the Company would value the shares being issued at fair value on that date. The fair market value of Common Stock on December 31, 2005 was $0.02 and extrapolating for the fair value of common stock, using the exchange ratio of 20:1, the Company has estimated the fair value of stock on that date to be $0.40. The Company’s pro forma entry is as follows:

Other Expense	$50,000
Paid-in Capital		$50,000

(k)
Basic weighted average Common Stock outstanding excludes any potentially anti-dilutive securities such as warrants and options to purchase Common Stock and preferred stock. The following table reconciles the weighted average common shares outstanding:

	Level 8 Systems	Issuances	.
Weighted average shares outstanding at December 31, 2005	44,502,378		1,799,084	(1)
Shares issued as part of Recapitalization		224,500	224,500	(2)
Automatic exercise of warrants whose exercise price was loaned to Level 8		11,640,200	582,010	(1)(3)
Issuance of Additional Warrants		19,360,959	19,360,959	(4)
Conversion of Convertible Bridge Notes		70,402,928	70,402,928	(5)
	44,502,378		92,975,516

(1)	Per the terms of the Recapitalization, the exchange ratio is 1 share of Level 8 Common Stock for 0.05 share of Common Stock.
(2)	Represents the issuance of a total of 224,500 shares of Common Stock as compensation directly related to the Recapitalization. See footnotes (e), (i) and (j) above.
(3)	Warrant holders who elected to lend the reduced exercise price of their warrants, will be deemed exercised upon effectiveness of the Recapitalization.
(4)
As part of the Company’s Note and Warrant Offering, those warrant holders who elected to loan the exercise price of their existing warrants as well as other investors, will receive additional warrants upon effectiveness of the Recapitalization.

(5)	The Company has issued $1,760,000 of Convertible Bridge Notes that convert into Common Stock upon effectiveness of the Recapitalization. The conversion ratio is $0.025.

OTHER MATTERS

Stockholder Proposals. Our stockholders may submit proposals that they believe should be voted on at our next annual meeting. Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934 (the Exchange Act) some stockholder proposals may be eligible for inclusion in our proxy statement for our next annual meeting. Stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our offices: Level 8 Systems, Inc., 8000 Regency Parkway, Suite 542, Cary, North Carolina 27518, Attention: Corporate Secretary. Failure to deliver a proposal by this means may result in it not being deemed timely received. We must receive a submission no later than February 15, 2007. We strongly encourage any stockholder interested in submitting a proposal to contact us in advance of this deadline to discuss the proposal, and stockholders may want to consult counsel with regard to the detailed requirements of the securities laws. Submitting a stockholder proposal does not guarantee that it will be included in our proxy statement. The Audit Committee reviews all stockholder proposals and makes recommendations to our Board for action on these proposals.

If a stockholder does not want to submit a proposal for our next annual meeting for inclusion in our proxy statement under Rule 14a-8, the stockholder may submit the proposal a reasonable time before we mail our proxy material for our next annual meeting, this date to be determined and announced. The stockholder’s submission must be made by a registered stockholder on its behalf or on behalf of the beneficial owner of the shares and must include information concerning the proposal and information as to the stockholder’s ownership of our stock. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal. To make a submission or to request a copy of our bylaws, stockholders should contact us at Level 8 Systems, Inc., 8000 Regency Parkway, Suite 542, Cary, North Carolina 27518.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Level 8 files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these materials may be examined without charge at the public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Any person, including any beneficial owners, to whom this proxy statement is delivered may also obtain these materials from us at no cost by directing a written or oral request to us at Level 8 Systems, Inc., 8000 Regency Pkwy, Suite 542, Cary, North Carolina 27518, Attention: John P. Broderick, Chief Executive Officer and Chief Financial Officer, or by telephone, (919) 380-5000, or at our website www.Level8.com. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants, including Level 8, that file electronically with the Securities and Exchange Commission.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representation must not be relied upon as having been authorized by Level 8 or any other person. You should rely only on the information contained in this proxy statement or any supplement. You should disregard anything we stated in an earlier document that is inconsistent with what is in or incorporated by reference in this proxy statement.

You should assume that the information in this proxy statement or any supplement is accurate only as of the date on the front page of this Proxy Statement. Our business financial condition, results of operation and prospects may have changed since that date and may change again.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents previously filed with the Securities and Exchange Commission by Level 8 (file no. 000-26392) are incorporated by reference herein and shall be deemed a part hereof:

(a)	The Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and
(b)	The Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006.
(c)	The Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

The documents incorporated by reference herein shall be delivered concurrently with this Proxy Statement.

Annex A
CERTIFICATE OF DESIGNATIONS
PREFERENCES AND RIGHTS

OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

OF

LEVEL 8 SYSTEMS, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Level 8 Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD") pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended through the date hereof, if amended, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "PREFERRED STOCK"), and hereby states the Designations and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. DESIGNATIONS AND AMOUNT

The Designation of this series, which consists of 9,000 shares of Preferred Stock, is the Series A-1 Convertible Preferred Stock (the "SERIES A-1 PREFERRED STOCK"). The rights, preferences, restrictions and other matters relating to the Series A-1 Preferred Stock are as set forth herein.

II. DIVIDENDS

The holders of the Series A-1 Preferred Stock shall be entitled to receive dividends on the Series A-1 Preferred Stock, whether in cash, property or otherwise (other than dividends payable solely in shares of Common Stock), out of any assets legally available therefore, ratably with any declaration or payment of any dividend to holders of the Common Stock of the Corporation, when, as and if declared by the Board of Directors, in an amount per share equal to that which the holders would have been entitled to receive had they converted all of the shares of Series A-1 Preferred Stock into Common Stock immediately prior to the payment of such dividends (without giving effect to the limitations contained in Article IV.D).

III. CERTAIN DEFINITIONS

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

A.     "BUSINESS DAY" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

B.     "CLOSING BID PRICE" means, for any security as of any date, the last sales price of such security on the OTC Bulletin Board (the "OTC") or other trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series A-1 Preferred Stock ("MAJORITY HOLDERS") if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "BLOOMBERG"), or if the foregoing does not apply, the closing bid price of such security on a national exchange or other trading market for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

C.    "CONVERSION DATE" means, for any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; PROVIDED, HOWEVER, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

D.    "CONVERSION RATIO" means one thousand (1,000) shares of the Corporation’s Common Stock for each share of Series A-1 Preferred Stock, and shall be subject to adjustment as provided herein.

E.    "ISSUANCE DATE" means the effective date of the Recapitalization of Level 8 Systems, Inc. (“Level 8”) with and into the Corporation (the “Recapitalization”) pursuant to which various series of Level 8 Preferred Stock shall be exchanged for shares of the Corporation’s Series A-1 Preferred Stock.

IV. CONVERSION

A.    Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph D of this Article IV, each holder of shares of Series A-1 Preferred Stock may, at any time and from time to time, convert (an "OPTIONAL CONVERSION") each of its shares of Series A-1 Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following Conversion Ratio:

Each share of Series A-1 Preferred will initially be convertible to one thousand (1,000) shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”).

B.    Mandatory Conversion. The Series A-1 Preferred Stock shall automatically be converted into Common Stock at the then applicable Conversion Ratio upon the occurrence of one of the following events:

(1)    The Corporation consummates at least an additional $5,000,000.00 equity financing from institutional or strategic investors; and/or

(2)    The Corporation having four (4) consecutive quarters of positive cash flow as reflected on the Corporation’s financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and filed with the Securities and Exchange Commission (the “SEC”).

C.    Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (y) surrender or cause to be surrendered the original certificates representing the Series A-1 Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XV.B hereof.

(i)    Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the third business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XV.B) (the "DELIVERY PERIOD"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A-1 Preferred Stock being converted and (y) a certificate representing the number of shares of Series A-1 Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefore do not bear a legend, and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii)    Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A-1 Preferred Stock.

(iii)   No Fractional Shares. If any conversion of Series A-1 Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the ten (10) day average Closing Bid Price at such time, and the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv)   Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Ratio, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(v)    Adjustment for Dividends. On conversion of shares of Series A-1 Preferred Stock, any accrued but unpaid dividends thereon (pursuant to Article II or otherwise) attributable to the period from the Issuance Date to the Conversion Date with respect to the converted shares of Series A-1 Preferred Stock shall not be canceled, extinguished or forfeited, but rather to the extent of the funds legally available therefor shall be paid in full to the holder thereof by the payment of an amount of shares of Common Stock valued at 100% of the average Closing Bid Price of the Corporation's Common Stock for the five (5) trading days immediately preceding the Conversion Date; provided, however, that the Corporation shall pay such amount in cash if the holder provides the Corporation with ten (10) days prior written notice of its intention to be paid in cash, to the extent of the funds legally available therefor.

D.    Limitations on Conversions. The conversion of shares of Series A-1 Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

(i)  Cap Amount. If the Corporation is prohibited by Rule 4350(i) of the National Association of Securities Dealers, Inc. ("NASD"), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series A-1 Preferred Stock in excess of a prescribed amount (the "CAP AMOUNT") (without stockholder approval or otherwise), then the Corporation shall not issue shares upon conversion of Series A-1 Preferred Stock in excess of the Cap Amount. Assuming solely for purposes of this paragraph (D) that such Rule 4350(i) or similar rule is applicable, the Cap Amount shall mean 19.99% of the Common Stock outstanding on the dated of issuance of the Series A-1 Preferred Stock (subject to adjustment upon a stock split, stock dividend or similar event). The Cap Amount shall be allocated pro rata to the holders of Series A-1 Preferred Stock as provided in Article XV.C. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VII.

(ii)  Additional Restrictions on Conversion or Transfer. In no event shall a holder of shares of Series A-1 Preferred Stock of the Corporation have the right to convert shares of Series A-1 Preferred Stock into shares of Common Stock or to dispose of any shares of Series A-1 Preferred Stock to the extent that such right to effect such conversion or disposition would result in the holder or any of its affiliates together beneficially owning more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this subparagraph may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change.

V. RESERVATION OF SHARES OF COMMON STOCK

A.    Reserved Amount. On or prior to the Issuance Date, the Corporation shall reserve shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series A-1 Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall at all times be sufficient to provide for the conversion of all of the Series A-1 Preferred Stock outstanding at the then current Conversion Ratio thereof. The Reserved Amount shall be allocated to the holders of Series A-1 Preferred Stock as provided in Article XV.C.

B.     Increases to Reserved Amount. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than 100% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series A-1 Preferred Stock, the Corporation shall immediately notify the holders of Series A-1 Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 100% of the number of shares of Common Stock then issuable upon conversion of all of the outstanding Series A-1 Preferred Stock at the then current Conversion Ratio.

VI. [INTENTIONALLY OMITTED]

VII. INABILITY TO CONVERT DUE TO CAP AMOUNT

A.     Issuance Limitation. If the Corporation is prohibited by Rule 4350 of the NASD or any successor or similar rule, or the rules of any other securities exchange or electronic trading system on which the Common Stock is then listed or traded (a "TRIGGERING EVENT"), from issuing all of the shares of Common Stock issuable upon complete conversion of the Series A-1 Preferred Stock (without giving effect to the limitations on conversion and exercise contained in Article IV.D of this Certificate of Designations), the Corporation shall immediately notify the holders of such Triggering Event and, within a period of five (5) days after the occurrence of such Triggering Event, purchase from each holder of the Series A-1 Preferred Stock, at a per share purchase price equal to the Market Price multiplied by the number of shares of Common Stock issuable to the holder at the then current Conversion Ratio (the "PER SHARE PRICE"), such whole number of shares of Series A-1 Preferred Stock such that the Common Stock issuable upon complete conversion of the Series A-1 Preferred Stock (without giving effect to the limitations on conversion and exercise contained in Article IV.D of this Certificate of Designations) is no longer prohibited by Rule 4350 of the NASD (or any successor or similar rule) or the rules of any other securities exchange or electronic trading system on which the Common Stock is then listed or traded. In the event that Corporation fails to pay all or any portion of the Per Share Price in accordance with this Article VII.A, the Corporation shall immediately deliver to each holder of Series A-1 Preferred Stock to which any portion of the Per Share Price is due and payable, a promissory note, payable upon demand, in a principal amount equal to the amount of the Per Share Price that such holder is owed in accordance with this Article VII.A, and otherwise in form and substance satisfactory to such holder. Any promissory note issued by the Corporation in accordance with this Article VII.A shall bear interest at a rate equal to the lesser of 15% per annum (calculated on a 360 day a year basis) and the highest rate permitted by applicable law.

For purposes of this Article VII.A, the term "MARKET PRICE," as of any date, (i) means the closing bid price for the Common Stock as reported on the OTC by Bloomberg Financial Markets ("BLOOMBERG") or other nationally recognized reporting service, at the option of the holder hereof, for the ten consecutive trading days immediately preceding such date, or (ii) if the OTC is not the principal trading market for the shares of Common Stock, the average of the reported bid prices reported by Bloomberg or such other nationally recognized reporting service on the principal trading market for the Common Stock during the same period, or, if there is no bid price for such period, the last sales price reported by Bloomberg or such service for such period, or (iii) if the foregoing do not apply, the last bid price of such security in the over-the-counter market on the pink sheets for such security as reported by Bloomberg or such service, or if no bid price is so reported for such security, the last sale price of such security as reported by Bloomberg or such service, or (iv) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the holder, with the costs of the appraisal to be borne by the Corporation.

VIII. REDEMPTION

A.    Redemption by Holder. The Series A-1 Preferred Stock is not redeemable.

IX. RANK

All shares of the Series A-1 Preferred Stock shall rank (i) prior to (a) the Corporation's Common Stock; and (b) any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of at least 66% of the Series A-1 Preferred Stock obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A-1 Preferred Stock) (collectively with the Common Stock, "JUNIOR SECURITIES"); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the holders of at least 66% of the Series A-1 Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Series A-1 Preferred Stock (the "PARI PASSU SECURITIES"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the holders of at least 66% of the Series A-1 Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series A-1 Preferred Stock (collectively, the "SENIOR Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

X. LIQUIDATION PREFERENCE

A.    If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets or intellectual property in one transaction or in a series of related transactions (unless the holders of a majority of the Shares of Series A-1 Preferred Stock elect not to treat such event as a liquidating event) and the consolidation or merger of the Corporation with or into any other entity (unless the holders of a majority of the Shares of Series A-1 Preferred Stock elect not to treat such event as a liquidating event) (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A-1 Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A-1 Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A-1 Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A-1 Preferred Stock and holders of Pari Passu Securities, if any, shall be sufficient to permit the payment to such holders of the preferential amounts payable thereon, then after such payment shall be made in full to the holders of the Series A-1 Preferred Stock, the remaining assets and funds available for distribution shall be distributed to the holders of any Junior Securities entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders. After such payment shall be made in full to the holders of any Junior Securities entitled to a liquidation preference, the remaining assets and funds available for distribution shall be distributed ratably among the holders of shares of Common Stock.

B.     The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

C.     The "LIQUIDATION PREFERENCE" with respect to a share of Series A-1 Preferred Stock means an amount equal to $500.00 per share plus all accrued but unpaid dividends thereon (pursuant to Article II or otherwise) through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designations filed in respect thereof.

XI. ADJUSTMENTS TO THE CONVERSION RATIO

The Conversion Ratio shall be subject to adjustment from time to time as follows:

A.     Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Ratio shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Ratio shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

B.    Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Article XI amounting to a more than 5% change in such Conversion Ratio, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A-1 Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Ratio at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A-1 Preferred Stock.

XII. VOTING RIGHTS

A.    Except as otherwise expressly provided elsewhere in this Certificate of Designations or as otherwise required by law, (a) each holder of Series A-1 Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series A-1 Preferred Stock could then be converted, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Series A-1 Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series A-1 Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number. In connection with the foregoing, the Corporation shall provide each holder of Series A-1 Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders) at the same time such notice and materials are provided to the holders of Common Stock.

B.     Series A-1 Preferred Stock Board Observer. The holders of a majority of the outstanding shares of the Series A-1 Preferred Stock shall be entitled to appoint two observers to the Corporation’s Board of Directors who shall be entitled to receive all information received by the Board of Directors and to attend and participate without vote at meetings of the Board of Directors and any committees thereof (the “Board Observer Rights”).

C.     Series A-1 Preferred Stock Board Member. The holders of a majority of the outstanding shares of the Series A-1 Preferred Stock shall have the option to temporarily or permanently exchange their Board Observer Rights for two seats on the Board of Directors, each having one vote. The holders of a majority of the Series A-1 Preferred Stock shall be entitled to designate, by written election delivered to the Corporation, two representatives for appointment to the Board (the “Series A-1 Board Members”). If the Board of Directors contains the maximum number of directors permitted under the By-laws and Certificate of Incorporation of the Corporation at the time that the holders of a majority of Series A-1 Preferred Stock exercise their right to designate the Series A-1 Board Members, the Corporation shall take, or cause to be taken, all actions necessary to cause the removal of a director(s) of its choosing from the Board to allow for the election of the Series A-1 Board Members to the Board of Directors. The Series A-1 Board Members, once elected to the Board, shall have all fiduciary duties and obligations of the other directors and shall be subject to the provisions of, and entitled to the rights under, the By-laws and Certificate of Incorporation of the Corporation insofar as they apply to Directors generally.

XIII. PROTECTIVE PROVISIONS

Until such time as the Corporation consummates at least an additional $5,000,000.00 equity financing from institutional or strategic investors, the approval of the holders of at least 2/3 (66.6%) of the outstanding shares of the Series A-1 Preferred Stock voting together separately as a class will be required for:

A.     The merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the Corporation;

B.     The authorization or issuance of any equity security having any right, preference or priority superior to or on parity with the Series A-1 Preferred Stock (excluding debt not convertible into any such senior or Pari Passu equity security);

C.     The redemption, repurchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other than the repurchase of equity securities of the Corporation at cost upon termination of employment or service pursuant to vesting agreements or stockholder agreements or a repurchase of the Series A-1 Preferred Stock) or the payment of dividends or other distributions on equity securities by the Corporation (other than on the Series A-1 Preferred Stock);

D.     Any amendment or repeal of any provision of the Corporation’s Certificate of Incorporation or By-laws that would adversely affect the rights, preferences, or privileges of the Series A-1 Preferred Stock;

E.     A significant change in the principal business of the Corporation as conducted at the time of the consummation of the closing of the Recapitalization;

F.     The making of any loan or advance to any entity other than in the ordinary course of business unless it is wholly owned by the Corporation;

G.     The making of any loan or advance to any person, including, without limitation, any employee or director of the Corporation or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors and the holders of the Series A-1 Preferred Stock; or

H.     The guarantee, directly or indirectly, of any indebtedness or obligations, except for trade accounts of any subsidiary arising in the ordinary course of business.

In addition to the approval of the Series A-1 Preferred Stock, any liquidation, dissolution, recapitalization or reorganization of the Corporation shall also require a unanimous vote of the Board of Directors.

XIV. MISCELLANEOUS

A.     Cancellation of Series A-1 Preferred Stock. If any shares of Series A-1 Preferred Stock are converted pursuant to Article IV or repurchased by the Corporation, the shares so converted or repurchased shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A-1 Preferred Stock.

B.     Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A-1 Preferred Stock.

C.     Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series A-1 Preferred Stock based on the number of shares of Series A-1 Preferred Stock issued to each holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series A-1 Preferred Stock based on the number of shares of Series A-1 Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A-1 Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series A-1 Preferred Stock shall be allocated to the remaining holders of shares of Series A-1 Preferred Stock, pro rata based on the number of shares of Series A-1 Preferred Stock then held by such holders.

D.     Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed and thereafter so long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any conversion. The report shall also specify (i) the total number of shares of Series A-1 Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series A-1 Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series A-1 Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series A-1 Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall use its best efforts to deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, as promptly as practicable following delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph D as of the date of such request.

E.      Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designations (as payment of any dividend, or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder's claim to such cash payment or the amount thereof. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of fifteen percent (15%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

F.     Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series A-1 Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series A-1 Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations. In situations where Article VI.B is applicable, the number of shares of Common Stock referred to in clauses (i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the holder. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of Series A-1 Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such 6 business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series A-1 Preferred Stock with respect to such unconverted shares of Series A-1 Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation's failure to convert Series A-1 Preferred Stock.

G.     Remedies Cumulative. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A-1 Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach that the holders of Series A-1 Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

H.     Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series A-1 Preferred Stock granted hereunder may be waived as to all shares of Series A-1 Preferred Stock (and the holders thereof) upon the written consent of the holders of not less than a majority of the shares of Series A-1 Preferred Stock then outstanding, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.

I.      Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to Level 8 Systems, Inc., 8000 Regency Parkway, Cary, NC 27511 Telephone: (919) 380-5000, Facsimile: (919) 380-5121, Attention: John P. Broderick, and (ii) if to any holder to the address set forth under the Corporation’s stock transfer records, or such other address as may be designated in writing hereafter, in the same manner, by such person.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this ____ day of, 2006.

LEVEL 8 SYSTEMS, INC.

By:
Name:
Title:

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Series A-1 Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series A-1 Preferred Stock (the "CONVERSION"), represented by stock certificate No(s). ___________ (the "PREFERRED STOCK CERTIFICATES"), into shares of common stock ("COMMON STOCK") of Level 8 Systems, Inc. (the "CORPORATION") according to the conditions of the Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATIONS"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A-1 Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion:

Applicable Conversion Ratio:

Signature:

Name:

Address:

Annex B

LEVEL 8 SYSTEMS, INC.

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS
OF
SERIES A-3 CONVERTIBLE REDEEMABLE PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

Level 8 Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

I. The name of the corporation is Level 8 Systems, Inc. (the “Corporation”).

II. The Corporation’s Certificate of Designations of Series A-3 Convertible Preferred Stock (the “Series A-3 Certificate of Designations”), which was previously filed with the Secretary of State of the State of Delaware is hereby amended as set forth herein.

III. The amendments to the Series A-3 Certificate of Designations as set forth herein have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and have been consented to in writing by holders of at least 85% of the Corporation’s Series A-3 Convertible Redeemable Preferred Stock in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice has been given as provided in Section 228(c).

IV. Article VI shall be amended and restated to read in its entirety as follows:

6.1 Conversion Price. Each share of Preferred Stock at a price per share of $3.50 (the “Conversion Price”) may, at any time, be converted into that number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock, as is determined by the Conversion Ratio.

6.2 Automatic Conversion. Upon the filing of the Amended and Restated Certificate of Incorporation of the Corporation whereby the Corporation changes its name to Cicero, Inc., affects a [ ] reverse stock split, and increases the number of shares of authorized capital stock, each share of Series A-3 Preferred Stock shall automatically be converted into 0.0142857 fully paid and non-assessable shares of Series A-1 Preferred Stock of the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Series A-1 Preferred Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.

V. Article VIII shall be amended by deleting in its entirety every section other than Sections 8.5 and 8.7 which shall remain.

VI. In accordance with Section 151 of the DGCL, the Board of Directors has resolved that upon automatic conversion of the Series A-3 Preferred Stock pursuant to Section 6.2 of the Series A-3 Certificate of Designations:

No shares of the Corporation’s Series A-3 Preferred Stock are outstanding and that no shares of Series A-3 Preferred Stock will be issued subject to the previously filed Series A-3 Certificate of Designations with respect to the Series A-3 Preferred Stock; and

That the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware this certificate pursuant to Section 151(g) of the DGCL setting forth these resolutions in order to eliminate from the

Corporation’s certificate of incorporation all matters set forth in the Series A-3 Certificate of Designations with respect to the Series A-3 Preferred Stock.

In witness whereof, Level 8 Systems, Inc. has caused this Certificate to be signed this                     day of                     , 2006.

Level 8 Systems, Inc.

By:
Name:	John P. Broderick
Title:	Chief Executive Officer and Chief Financial Officer

LEVEL 8 SYSTEMS, INC.

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS
OF
SERIES B-3 CONVERTIBLE REDEEMABLE PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

Level 8 Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

I. The name of the corporation is Level 8 Systems, Inc. (the “Corporation”).

II. The Corporation’s Certificate of Designations of Series B-3 Convertible Preferred Stock (the “Series B-3 Certificate of Designations”), which was previously filed with the Secretary of State of the State of Delaware is hereby amended as set forth herein.

III. The amendments to the Series B-3 Certificate of Designations as set forth herein have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and have been consented to in writing by holders of at least 85% of the Corporation’s Series B-3 Convertible Redeemable Preferred Stock in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice has been given as provided in Section 228(c).

IV. Article VI shall be amended and restated to read in its entirety as follows:

6.1 Conversion Price. Each share of Preferred Stock at a price per share of $4.00 (the “Conversion Price”) may, at any time, be converted into that number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock, as is determined by the Conversion Ratio.

6.2 Automatic Conversion. Upon the filing of the Amended and Restated Certificate of Incorporation of the Corporation whereby the Corporation changes its name to Cicero, Inc., affects a [ ] reverse stock split, and increases the number of shares of authorized capital stock, each share of Series B-3 Preferred Stock shall automatically be converted into 0.125 fully paid and non-assessable shares of Series A-1 Preferred Stock of the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Series A-1 Preferred Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.

V. Article VIII shall be amended by deleting in its entirety every section other than Sections 8.5 and 8.7 which shall remain.

VI. In accordance with Section 151 of the DGCL, the Board of Directors has resolved that upon automatic conversion of the Series B-3 Preferred Stock pursuant to Section 6.2 of the Series B-3 Certificate of Designations:

No shares of the Corporation’s Series B-3 Preferred Stock are outstanding and that no shares of Series B-3 Preferred Stock will be issued subject to the previously filed Series B-3 Certificate of Designations with respect to the Series B-3 Preferred Stock; and

That the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware this certificate pursuant to Section 151(g) of the DGCL setting forth these resolutions in order to eliminate from the Corporation’s certificate of incorporation all matters set forth in the Series B-3 Certificate of Designations with respect to the Series B-3 Preferred Stock.

In witness whereof, Level 8 Systems, Inc. has caused this Certificate to be signed this                     day of                     , 2006.

Level 8 Systems, Inc.

By:

Name:	John P. Broderick
Title:	Chief Executive Officer and Chief Financial Office

LEVEL 8 SYSTEMS, INC.

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS
OF
SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

Level 8 Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

I. The name of the corporation is Level 8 Systems, Inc. (the “Corporation”).

II. The Corporation’s Certificate of Designations of Series C Convertible Preferred Stock (the “Series C Certificate of Designations”), which was previously filed with the Secretary of State of the State of Delaware is hereby amended as set forth herein.

III. The amendments to the Series C Certificate of Designations as set forth herein have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and have been consented to in writing by holders of at least 85% of the Corporation’s Series C Convertible Redeemable Preferred Stock in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice has been given as provided in Section 228(c).

IV. Article V shall be amended and restated to read in its entirety as follows:

5.1 Conversion Price. Each share of Preferred Stock at a price per share of $0.25 (the “Conversion Price”) may, at any time, be converted into that number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock, as is determined by the Conversion Ratio.

5.2 Automatic Conversion. Upon the filing of the Amended and Restated Certificate of Incorporation of the Corporation whereby the Corporation changes its name to Cicero, Inc., affects a [ ] reverse stock split, and increases the number of shares of authorized capital stock, each share of Series C Preferred Stock shall automatically be converted into 0.20 fully paid and non-assessable shares of Series A-1 Preferred Stock of the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Series A-1 Preferred Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.

V. Article VII shall be amended by deleting in its entirety every section other than Sections 7.5 and 7.7 which shall remain.

VI. In accordance with Section 151 of the DGCL, the Board of Directors has resolved that upon automatic conversion of the Series C Preferred Stock pursuant to Section 5.2 of the Series C Certificate of Designations:

No shares of the Corporation’s Series C Preferred Stock are outstanding and that no shares of Series C Preferred Stock will be issued subject to the previously filed Series C Certificate of Designations with respect to the Series C Preferred Stock; and

That the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware this certificate pursuant to Section 151(g) of the DGCL setting forth these resolutions in order to eliminate from the Corporation’s certificate of incorporation all matters set forth in the Series C Certificate of Designations with respect to the Series C Preferred Stock.

In witness whereof, Level 8 Systems, Inc. has caused this Certificate to be signed this                     day of                     , 2006.

Level 8 Systems, Inc.

By:

Name:	John P. Broderick
Title:	Chief Executive Officer and Chief Financial Office

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS
OF
SERIES D CONVERTIBLE REDEEMABLE PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

Level 8 Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

I. The name of the corporation is Level 8 Systems, Inc. (the “Corporation”).

II. The Corporation’s Certificate of Designations of Series D Convertible Preferred Stock (the “Series D Certificate of Designations”), which was previously filed with the Secretary of State of the State of Delaware is hereby amended as set forth herein.

III. The amendments to the Series D Certificate of Designations as set forth herein have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and have been consented to in writing by holders of at least two-thirds of the Corporation’s Series D Convertible Redeemable Preferred Stock in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice has been given as provided in Section 228(c).

IV. The definition of “Conversion Price” under Article III “Certain Definition” shall be deleted in its entirety.

V. Article IV shall be amended and restated to read in its entirety as follows:

4.1 Conversion Price. Each share of Preferred Stock at a price per share of $0.20 (the “Conversion Price”) may, at any time, be converted into that number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock, as is determined by the Conversion Ratio.

4.2 Automatic Conversion. Upon the filing of the Amended and Restated Certificate of Incorporation of Cicero, Inc. whereby the Corporation changes its name to Cicero, Inc., affects a [       ] reverse stock split, and increases the number of shares of authorized capital stock, each share of Series D Preferred Stock shall automatically be converted into 0.25 fully paid and non-assessable shares of Series A-1 Preferred Stock of the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Series A-1 Preferred Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.

VI. Article XI shall be deleted in its entirety.

VII. In accordance with Section 151 of the DGCL, the Board of Directors has resolved that upon automatic conversion of the Series D Preferred Stock pursuant to Section 4.2 of the Series D Certificate of Designations:

No shares of the Corporation’s Series D Preferred Stock are outstanding and that no shares of Series D Preferred Stock will be issued subject to the previously filed Series D Certificate of Designations with respect to the Series D Preferred Stock; and

That the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware this certificate pursuant to Section 151(g) of the DGCL setting forth these resolutions in order to eliminate from the Corporation’s certificate of incorporation all matters set forth in the Series D Certificate of Designations with respect to the Series D Preferred Stock.

In witness whereof, Level 8 Systems, Inc. has caused this Certificate to be signed this                     day of                     , 2006.

Level 8 Systems, Inc.

By:

Name:	John P. Broderick
Title:	Chief Executive Officer and Chief Financial Office

Annex C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEVEL 8 SYSTEMS, INC.

Level 8 Systems, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.     The name of the Corporation is Level 8 Systems, Inc., that the Corporation was initially incorporated pursuant to a Certificate of Incorporation filed with the Secretary of State of Delaware on May 25, 1999.

2.     This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) amends, restates and integrates the Corporation’s Certificate of Incorporation as heretofore amended and supplemented. The Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, as amended from time to time (the “DGCL”), and was duly adopted by the stockholders of the Corporation, acting pursuant to Section 228 of the DGCL, by written consent in lieu of a meeting, and written notice has been given as provided in Section 228(c).

3.     The text of the Certificate, as amended to date, is hereby amended and restated in its entirety to provide as herein set forth in full:

FIRST: The name of the corporation is hereby changed to Cicero, Inc. (the "Corporation").

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is two hundred twenty five million 225,000,000 shares, consisting of:

(i) Two Hundred Fifteen million (215,000,000) shares of Common Stock, par value $.001 per share ("Common Stock"); and

(ii) Ten million (10,000,000) shares of preferred stock, par value $.001 per share ("preferred stock").

Simultaneously with the effective time of this Amended and Restated Certificate of Incorporation (the “Effective Time”):

(A) all issued and outstanding shares of Common Stock (“Existing Common Stock”) shall be and hereby are automatically combined and reclassified as follows: each ( ) shares of Existing Common Stock shall be combined and reclassified (the “Reverse Split”) as one share of issued and outstanding Common Stock (“New Common Stock”), provided that there shall be no fractional shares of New Common Stock. In the case of any holder of fewer than ( ) shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by ( ), does not result in a whole number (a “Fractional Share Holder”), the Corporation shall issue cash in lieu of shares of Common Stock for any fractional share interest of New Common Stock held by such Fractional Share Holder as a result of the Reverse Split.

(B) the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in the Amended and Restated Certificate of Incorporation.

(C) the following series of preferred stock of the Corporation, heretofore designated, no shares of which are outstanding, shall be eliminated and cease to be designated, and no shares of which will issued subject to the Certificate of Designations previously filed: Series A, B, A-1, B-1, A-2 and B-2.

(D) the following series of preferred stock of the Corporation shall, upon the automatic conversion of such shares into shares of Series A-1 preferred stock of the Corporation in accordance with the Certificate of Designation with respect to each such series, at which conversion time no such series shall be outstanding, shall be eliminated and cease to be designated and no shares of which will be issued subject to the Certificate of Designations previously filed: Series A-3, B-3, C and D.

As a result of the two preceding paragraphs, all series of preferred stock of the Corporation heretofore designated shall at the Effective Time be eliminated, other than Series A-1 Preferred Stock of the Corporation.

The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Time, certificates representing shares of Existing Common Stock and Series A-3, B-3, C and D preferred stock are hereby canceled and shall represent only the right of the holders thereof to receive New Common Stock to the extent provided herein and shares of Series A-3, B-3, C and D preferred stock as provided in the Certificate of Designations, with respect to such series, respectively.

The following is a statement of the Designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	PREFERRED STOCK.

The Board of Directors is authorized to provide, without stockholder action, for the issuance of shares of preferred stock, subject to limitations prescribed by law and by this Certificate of Incorporation, without stockholder action in one or more series. The description of shares of each series of preferred stock, including the number of shares to be included in each such series, any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, if any, shall be as set forth in resolutions adopted by the Board of Directors and Articles of Amendment to this Certificate of Incorporation shall be filed with the Delaware Secretary of State as required by law to be filed with respect to the issuance of such preferred stock prior to such issuance. Unless otherwise required by law, this Certificate of Incorporation or agreement, no Shareholder action is required for the authorization and issuance of such shares of preferred stock.

The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, setting or changing the following:

(a) the number of shares constituting each series and the distinctive Designations of that series;

(b) the annual dividend rate, if any, on shares of such series, the times of payment, if dividends are to be cumulative and, if so, the date from which dividends shall be accumulated, and the relative rights of priority with respect to dividends;

(c) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(d) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

(e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock or any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of preferred stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

B.	COMMON STOCK

(1)	GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the preferred stock, if any.

(2)	VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

(3)	DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

(4)
LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, and subject to the rights of the holders of preferred stock, if any, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that the election of directors need not be by written ballot.

SIXTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation or liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions such director occurring prior to such amendment.

SEVENTH: The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to the indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

The indemnification rights provided in this Section (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholder or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized form time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the By-Laws of the Corporation. The stockholders shall also have the power to make, adopt, amend, alter or repeal the By-Laws of the Corporation.

[Remainder of page left intentionally blank.]

THE UNDERSIGNED, being the Chief Executive Officer and Chief Financial Officer of the Corporation, for the purpose of amending and restating the Corporation’s Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, do execute this certificate, hereby declaring and certifying that his is my act and deed on behalf of the Corporation this day of 2006.

By:

Name:	John P. Broderick
Title:	Chief Executive Officer and Chief Financial Office

FORM OF PROXY
FOR THE NOVEMBER 16, 2006 SPECIAL MEETING OF
LEVEL 8 SYSTEMS, INC.
Meeting Location: Courtyard by Marriott Raleigh Cary
102 Edinburgh Drive South, Cary, North Carolina 27518
Meeting: 11:00a.m., November 16, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

John Broderick is hereby authorized to represent and vote the shares of the undersigned with all the powers the undersigned would possess, if personally present at the special meeting of Level 8 Systems, Inc. to be held the Courtyard by Marriott Raleigh Cary, 102 Edinburgh Drive South, Cary, North Carolina 27518 at 11a.m., November 16, 2006 or at any postponement or adjournment thereof. The Recapitalization discussed in the proxy statement is conditioned upon approval of all of proposals 2, 3 and 4 and none of these proposals will be implemented unless all of those proposals are approved.

The Board of Directors recommends a vote FOR each of the following proposals:

1. Amend the amended and restated certificate of incorporation to change the name of the Company to Cicero, Inc.;

☐	FOR	☐	AGAINST	☐	ABSTAIN

2. Effect a consolidation (a/k/a a reverse split) of the common stock of the Company at a ratio within a range of 20:1 to 100:1.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. Amend the amended and restated certificate of incorporation to increase the number of authorized shares of common stock of the Company from 85 million to 215 million; and

☐	FOR	☐	AGAINST	☐	ABSTAIN

4. To amend the conversion prices at which all of the outstanding shares of Series A-3, B-3, C-3 and D preferred stock of the Company convert into shares of common stock of the Company and then convert such outstanding shares into a single series of Series A-1 preferred stock of the Company with each share converting into such number of shares of Series A-1 preferred stock as set forth in the second table below (and to eliminate the authorization and designations of such Series A-3, B-3, C-3 and D preferred stock):

Series of Preferred Stock	Current Conversion Price	Amended Conversion Price
Series A-3	$8.33	$3.50

Series B-3	$12.53	$4.00

Series C	$0.38	$0.25

Series D	$0.32	$0.20

Existing Series Preferred Stock	Number of Shares of Series A-1 Preferred Stock
Series A-3	0.0142857
Series B-3	0.125
Series C	0.20
Series D	0.25

Title of each class of securities to which transaction applies:

☐	FOR	☐	AGAINST	☐	ABSTAIN

INSTRUCTIONS:  To vote FOR, AGAINST or ABSTAIN for each proposal, check the appropriate box. Shares will be voted as directed by stockholders If no direction is given, the proxies will have the authority to vote FOR Item 1, FOR Item 2, FOR Item 3 and FOR Item 4.

Please complete, sign and date this Proxy where indicated and return it promptly to Level 8 Systems, Inc., 8000 Regency Pkwy, Suite 542, Cary, North Carolina 27511, Attn: Chief Executive Officer.

DATED:	, 2006

Signature	Signature if held jointly

(Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)